EXHIBIT 10.2
EXECUTION VERSION
$85,000,000
SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT
Dated as of September 30, 2010
among
CBAY INC., MEDQUIST INC.,
and
MEDQUIST TRANSCRIPTIONS, LTD,
AS ISSUERS,
CBAYSYSTEMS HOLDINGS LIMITED, AS HOLDINGS
and
BLACKROCK KELSO CAPITAL CORPORATION,
PENNANTPARK INVESTMENT CORPORATION
CITIBANK, N.A.
and
THL CREDIT, INC.
AS PURCHASERS
♦ ♦ ♦

This Agreement and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (the “Subordination Agreement”) among Blackrock Kelso Capital Corporation (“BKC”), PennanPark Investment Corporation (“Pennant”), Citibank, N.A. (“Citibank”), THL Credit, Inc. (“THL” and together with BKC, Pennat and Citibank, the “Purchasers”), CBay Inc., a Delaware corporation (“CBay”), MedQuist Inc., a New Jersey corporation (“MedQuist”), MedQuist Transcriptions, Ltd., a New Jersey corporation (“MedQuist Transcriptions”, and together with CBay and MedQuist, the “Issuers”) and General Electric Capital Corporation (“Agent”), to the indebtedness (including interest) owed by the Companies pursuant to that certain Credit Agreement dated as of October 1, 2010 among the Companies, Agent and the lenders from time to time party thereto, as such Credit Agreement has been and hereafter may be amended, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under that agreement as contemplated by the Subordination Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.

SCHEDULES

Schedule I	Commitments
Schedule II	Addresses for Notices
Schedule 4.3	Capitalization
Schedule 4.12	Labor Matters
Schedule 4.14	Environmental Matters
Schedule 4.19	Material Agreements
Schedule 4.21	Health Care Permits
Schedule 8.1	Indebtedness
Schedule 8.2	Liens
Schedule 8.3	Investments
Schedule 8.9	Affiliate Transactions
Schedule 8.10	Contractual Obligations
EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Note
Exhibit C	PIK Toggle Notice
Exhibit D	Form of Compliance Certificate
Exhibit E	Subordination Agreement

          THIS SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 30, 2010, IS ENTERED INTO AMONG CBAY INC., A DELAWARE CORPORATION (“CBAY”), MEDQUIST INC., A NEW JERSEY CORPORATION (“MEDQUIST”), MEDQUIST TRANSCRIPTIONS, LTD., A NEW JERSEY CORPORATION (“MEDQUIST TRANSCRIPTIONS”, AND TOGETHER WITH CBAY AND MEDQUIST, THE “ISSUERS”), CBAYSYSTEMS HOLDINGS LIMITED, A COMPANY INCORPORATED IN THE BRITISH VIRGIN ISLANDS AND AS SUCH ENTITY MAY BE CONVERTED TO A DELAWARE CORPORATION PURSUANT TO SECTION 265 OF THE DELAWARE GENERAL CORPORATION LAW (“HOLDINGS”), MEDQUIST, AS ISSUER REPRESENTATIVE, BLACKROCK KELSO CAPITAL CORPORATION (“BKC”), PENNANTPARK INVESTMENT CORPORATION (“PENNANT”), CITIBANK, N.A. (“CITIBANK”), AND THL CREDIT, INC. (“THL” AND TOGETHER WITH BKC, PENNANT PARK, CITIBANK AND THE OTHER PURCHASERS FROM TIME TO TIME PARTIES HERETO (COLLECTIVELY, THE “PURCHASERS”).
          WHEREAS, simultaneously with the transactions contemplated under the Senior Credit Agreement, Issuers wish to sell to Purchasers and Purchasers wish to purchase from Issuers the 13.0% Senior Subordinated Notes Due October 2016 (each, a “Note” and collectively, the “Notes”), in an aggregate principal amount equal to $85,000,000, for the consideration and upon the terms and conditions contained herein; and
          WHEREAS, Holdings and the Subsidiary Guarantors (each, a “Guarantor” and collectively, the “Guarantors”) will derive substantial direct and indirect benefits from the issuance of the Notes hereunder and are willing to guaranty all of the Obligations of Issuers to Purchasers under the Note Documents;
          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS
     Section 1.1 Defined Terms As used in this Agreement, the following terms have the following meanings:
     “Acquired Business” means the assets of Spheris Inc. and its subsidiaries acquired by the Issuers pursuant to the terms of the Acquisition Agreement.
     “Acquisition” means the acquisition by the Issuers of the Acquired Business.
     “Acquisition Agreement” means that certain Stock and Asset Purchase Agreement, dated as of February 2, 2010, by and among Spheris Inc. and certain of its affiliates as sellers and CBay and MedQuist as purchasers.
     “Additional Available Cash” means, on any date, (i) aggregate Excess Cash Flow of Holdings for periods after the Closing Date for which audited financial statements and related Compliance Certificates have been delivered pursuant to Section 6.1(c) and (d) after the Closing Date not required to be paid to the Senior Agent pursuant to Section 2.8(a) of the Senior Credit Agreement plus (ii) aggregate Net Cash Proceeds arising from the issuance or Sale by any Group

Member of its own Stock (other than the Holdings IPO) not required to be paid to the Senior Agent pursuant to Section 2.8(b) of the Senior Credit Agreement, plus (iii) Available Holdings IPO Proceeds, plus (iv) Net Cash Proceeds arising from the A-Life Sale, and, minus (iv) any such amounts, previously used on or prior to such date to make Permitted Acquisitions, Investments, Restricted Payments, in each case as expressly permitted hereunder to be made with Additional Available Cash and, minus (vi) prepayments of the Notes pursuant to Section 2.6.
     “Affiliate” means, with respect to any Person, each other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Purchaser shall be an Affiliate of any Note Party. For purpose of this definition, “control” means the possession of either (a) the power to vote 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Aggregate Accrual” has the meaning specified in Section 2.8.
     “Agreement” means this Senior Subordinated Note Purchase Agreement.
     “A-Life Sale” means the sale by MedQuist of its equity investment in A-Life Medical, Inc. pursuant to that certain Agreement and Plan of Merger, dated as of September 20, 2010, among Ingenix, Inc., Oasis Acquisition Holdings Inc., A-Life Medical, Inc., MedQuist and the other equity holders of A-Life Medical, Inc., for approximately $19,000,000 in cash at closing and $5,000,000 pursuant to an eighteen month escrow arrangement.
     “Assignment” means an assignment agreement entered into by a Purchaser, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.2 accepted by the Required Purchasers, in substantially the form of Exhibit A, or any other form approved by the Required Purchasers.
     “Available Holdings IPO Proceeds” means, on any date (i) the Net Cash Proceeds received by Holdings from the consummation of the Holdings IPO minus (ii) in the case of the initial Holdings IPO, the Designated IPO Proceeds Amount; provided, however, that in no event shall Available Holdings IPO Proceeds be less than zero.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
     “Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.
     “BKC” has the meaning set forth in the preamble.
     “Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City.
     “Called Notes” means the principal amount of the Notes that is to be prepaid at a voluntary redemption date on or prior to the second anniversary of the Funding Date pursuant to Section 2.6(b)(iii).

     “Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person, excluding (a) interest capitalized during construction and (b) any expenditure to the extent, for purpose of the definition of Permitted Acquisition, such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period.
     “Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.
     “Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.
     “Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.
     “Cash Rate” has the meaning specified in Section 2.7(a).
     “CBay” has the meaning specified in the preamble.
     “CBay Convertible Notes” means those certain 6.00% Convertible Senior PIK Notes due 2015 which mature on August 6, 2015 issued by CBay to Koninklijke Philips Electronics N.V.
     “CBay India” means CBay Systems (India) Pvt. Ltd. , a company incorporated in India.

     “CBay Management Agreement” means that certain Services Agreement, dated as of September 19, 2009, between Holdings and CBay.
     “CBay Transcription Agreements” means (i) that certain Sales & Services Agreement, dated as of March 9, 2010, between MedQuist Transcriptions and CBay Systems and (ii) that certain Transcription Services Subcontracting Agreement by and between MedQuist Transcriptions and CBay Systems, dated as of March 31, 2009, each as in effect as of the date hereof.
     “CBay Systems” means CBay Systems & Services, Inc., a Delaware corporation.
     “CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).
     “Change of Control” means the occurrence of any of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Sponsor, of Stock representing 45% of the aggregate ordinary voting power represented by the issued and outstanding Stock of Holdings, (b) the Sale by Sponsor of all or substantially all of the Stock of Holdings owned by Sponsor to any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) (but excluding any sale by Sponsor of all of its shares of Stock of Holdings to the extent such shares constitute no more than 5% of the shares of Stock of Holdings held by the Sponsor on the Closing Date and are not sold in a series of related transactions that would otherwise be a Change of Control), (c) the occupation of a majority of the seats on the board of directors of Holdings by Persons who were not directors on the Closing Date and were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated, (c) Holdings ceases, directly or indirectly, to own and control, beneficially and of record, ninety-five percent (95%) of the issued and outstanding Voting Stock and Stock Equivalents of CBay on a fully diluted basis (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares, interests or other unit of equity security), (d) CBay ceases, directly or indirectly, to own and control, beneficially and of record, a percentage equal to or greater than the percentage owned and controlled as of the Closing Date of the issued and outstanding Voting Stock and Stock Equivalents of MedQuist on a fully diluted basis (other than through the exercise of options existing on the Closing Date) or (e) a “Change of Control” or any term of similar effect, as defined in any Senior Loan Document.
     “Citibank” has the meaning set forth in the preamble.
     “Closing Date” means the September 30, 2010.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Commitment” means, with respect to any Purchaser, the aggregate amount set forth opposite such Purchaser’s name on Schedule I under the heading “Commitment.”
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.

     “Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.
     “Consolidated Cash Interest Expense” means, with respect to any Person for any period, the Consolidated Interest Expense of such Person for such period less the sum of, in each case to the extent included in the definition of Consolidated Interest Expense, (a) the amortized amount of debt discount and debt issuance costs, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Consolidated Total Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.
     “Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets of such Person at such date other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person.
     “Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person in accordance with GAAP; provided, however, that “Consolidated Current Liabilities” shall exclude the principal amount of the Notes then outstanding, the current portion of any other long term Indebtedness and accrued interest payable.
     “Consolidated EBITDA” means, with respect to any Person for any period:
     (a) the Consolidated Net Income of such Person for such period;
     (b) the sum of, in each case to the extent deducted in the calculation of such Consolidated Net Income but without duplication:
     (i) any provision for United States federal income taxes or other taxes measured by net income;
     (ii) Consolidated Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness (except amortization of debt discount, expenses and fees related to the consummation of the Related Transactions);
     (iii) any loss from extraordinary items as defined by GAAP;
     (iv) any depreciation, depletion and amortization expense;
     (v) any aggregate net loss on the Sale of property (other than accounts (as defined under the applicable UCC) and inventory) outside the Ordinary Course of Business;
     (vi) expenses and fees paid in cash associated with the Related Transactions accrued in the Fiscal Years ending on December 31, 2010 or December 31, 2011 and amortization of debt discount in the aggregate not to exceed $14,000,000;

     (vii) for purposes of calculating Consolidated EBITDA for Holdings (and not Consolidated EBITDA of MedQuist), fees and expenses, and any unusual or nonrecurring cash charges, related to the Exchange Offer and the Holdings IPO and the issuance of equity of Holdings in connection therewith;
     (viii) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, or any other long-term incentive arrangement;
     (ix) any non-recurring loss, including severance and restructuring costs related to the Acquisition and the integration of the Acquired Business in an aggregate amount not to exceed $5,500,000;
     (x) any unusual or non-recurring cash losses, cash charges or cash expenses, including severance and restructuring costs, related to Permitted Acquisitions or Permitted Indebtedness or equity issuances of Stock or Stock Equivalents permitted hereunder (excluding any equity issuances in connection with the Exchange Offer or the Holdings IPO);
     (xi) costs of legal proceedings and settlements with respect to those matters disclosed in Item 3 of MedQuist’s Annual Report on Form 10-K as of December 31, 2009 filed on March 12, 2010, in an amount not to exceed $5,000,000 in any trailing twelve-month period; and
     (xii) aggregate non-cash foreign exchange losses resulting from foreign currency fluctuation or hedging activity related thereto; minus
     (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication:
     (i) any credit for United States federal income taxes or other taxes measured by net income;
     (ii) any gain from extraordinary items and any other non-recurring gain;
     (iii) any aggregate net gain from the Sale of property (other than accounts (as defined in the applicable UCC) and inventory) out of the Ordinary Course of Business by such Person;
     (iv) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vii) above by reason of a decrease in the value of any Stock or Stock Equivalent;
     (v) any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated EBITDA of such Person pursuant to clause (b)(vii) above in any prior period; and

     (vi) aggregate non-cash foreign exchange gains resulting from foreign currency fluctuation or hedging activity related thereto.
     Notwithstanding the above, for purposes of calculating the condition precedent set forth in Section 3.1(e) and covenants under Article 5 and Article 8, Consolidated EBITDA for the following Fiscal Quarters shall be deemed to be the amount set forth opposite such Fiscal Quarter below:

Fiscal Quarter Ended	Consolidated EBITDA
September 30, 2009	$22,316,000
December 31, 2009	$23,540,000
March 31, 2010	$19,385,000
June 30, 2010	$21,911,000
     “Consolidated Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period to (b) Consolidated Cash Interest Expense of such Person for such period.
     “Consolidated Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, (i) interest capitalized during such period and net losses under Interest Rate Contracts for such period and (ii) all fees, charges, commissions, discounts and other similar obligations (other than reimbursement obligations) with respect to letters of credit, bank guarantees, banker’s acceptances, surety bonds and performance bonds (whether or not matured) payable by such Person and its Subsidiaries during such period minus (b) the sum of (i) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period and (ii) Consolidated interest income of such Person and its Subsidiaries for such period.
     “Consolidated Net Income” means, with respect to any Person, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries, other than any Permitted Acquisition, in which case Consolidated Net Income shall include the net income of such Person measured on a Pro

Forma Basis. For the avoidance of doubt, the net income (or loss) of A Life Medical Inc. shall not be included in the Consolidated Net Income of Holdings or MedQuist.
     “Consolidated Senior Debt” means, as of any date, (i) the Consolidated Total Debt of Holdings less (ii) all Indebtedness evidenced by the Notes.
     “Consolidated Senior Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Senior Debt of such Person outstanding as of such date to (b) Consolidated EBITDA for such Person for the last period of four (4) consecutive Fiscal Quarters ending on or before such date.
     “Consolidated Total Debt” of any Person means all Indebtedness of a type described in clause (a), (b), (c), (d), (f) or (g) of the definition thereof and, without duplication, all Guaranty Obligations with respect to any such Indebtedness, in each case of such Person and its Subsidiaries on a Consolidated basis.
     “Consolidated Total Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Total Debt of such Person outstanding as of such date to (b) Consolidated EBITDA for such Person for the last period of four (4) consecutive Fiscal Quarters ending on or before such date.
     “Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, to the extent not prohibited hereunder, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.
     “Contingent Note Document Obligations” means contingent indemnification obligations arising under the Note Documents for which no claims have been asserted.
     “Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Note Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
     “Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
     “Corporate Chart” means a document setting forth, as of a date set forth therein, for each Person that is a Note Party or a Subsidiary or joint venture of a Note Party, (a) the full legal name of such Person, (b) the jurisdiction of organization and, if organized under the laws of a state of the United States, any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business), (d) the number of shares of each class of Stock of such Person (other than Holdings) authorized and outstanding and (e) the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by each Group Member.
     “Customary Permitted Liens” means, with respect to any Person, any of the following:
     (a) Liens (i) with respect to the payment of taxes, assessments or other governmental charges that are not yet overdue or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens that are not yet overdue for a period of more than 30 days without the commencement of enforcement or foreclosure, in each case imposed by law or arising in the Ordinary Course of Business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;
     (b) Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;
     (c) pledges or cash deposits made in the Ordinary Course of Business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);
     (d) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(e) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;
     (e) Liens (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under Section 8.4 that, for each of the Liens in clauses (i) and (ii) above, do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;
     (f) Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the Ordinary Course of Business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not overdue for a period of more than 30 days without the commencement of enforcement or foreclosure or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;
     (g) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;

     (h) licenses (including, without limitation, licenses granted by a Group Member with respect to its Intellectual Property), sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business not interfering with the business of the Group Members;
     (i) Liens in favor of collecting banks arising under Section 4-210 of the UCC;
     (j) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits, or Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Group Members to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Group Members;
     (k) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Group Member in the Ordinary Course of Business;
     (l) Liens in favor of customs and revenue authorities arising as a matter of law that secure payment of customs duties in connection with the importation of goods of any Group Member in the Ordinary Course of Business;
     (m) Liens (i) on cash earnest money deposits in favor of the seller of any Property to be acquired in an Investment permitted pursuant to Section 8.3 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any Property in a transaction permitted under Section 8.4 and affecting only the Property that is the subject of such agreement, in each case, solely to the extent such Investment or sale, disposition, transfer or lease would have been permitted on the date of the creation of such Lien;
     (n) Liens that are in the nature of (i) a common law or statutory right of set-off arising solely by operation of applicable law, or (ii) a right of set-off, relating to purchase orders and other agreements entered into with customers of the Group Members in the Ordinary Course of Business (except to the extent such Lien was waived or subordinated to the Obligations pursuant to the terms of the applicable Contractual Obligations or any amendment thereto);
     (o) Liens on an insurance policy and the proceeds thereof securing the financing of the insurance premiums payable with respect to such policy; and
     (p) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property.
     “Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.
     “Designated IPO Proceeds Amount” means $19,500,000, which represents the Net Cash Proceeds from the Holdings IPO available to fund the transactions permitted under Section 8.5(h) and Sections 8.9(j) and (k).
     “Designated Purchaser” means that Purchaser which, together with its Affiliates, holds the greatest percentage of the outstanding principal amount of the Notes.

     “Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the Senior Credit Facilities and (b) all other documents filed by any Group Member with the United States Securities and Exchange Commission.
     “Discounted Value” means, with respect to the Called Notes, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Notes from their respective scheduled due dates to the redemption date with respect to such Called Notes in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Notes.
     “Dollars” and the sign “$” each mean the lawful money of the United States of America.
     “Domestic Person” means any “United States person” as defined in Section 7701(a)(30) of the Code.
     “E-Fax” means any system used to receive or transmit faxes electronically.
     “E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
     “E-System” means any electronic system, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Senior Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
     “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.
     “Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health and safety (to the extent related to Releases, Remedial Action or protection from or exposure to Hazardous Material), the environment and natural resources, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).
     “Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior to or after the date hereof.
     “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means, collectively, any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
     “ERISA Event” means any of the following: (a) a reportable event described in Section 4043 of ERISA (as to which the PBGC has not waived, under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043, the requirement of Section 4043(a) of ERISA that it be notified of such event) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, or the receipt by any ERISA Affiliate of any notice, that any Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or a Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA) with respect to a Multiemployer Plan or a Title IV Plan (whether or not waived), the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Benefit Plan, or that such filing may be reasonably be expected to be made, or a determination that any Title IV Plan is, or is reasonably expected to be, in at-risk status under Title IV of ERISA; (h) the imposition of a lien under Section 430 of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; and (j) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; and (k) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent.
     “Event of Default” has the meaning specified in Section 9.1.
     “Excess Availability” means, at any time, the remainder of (a) the aggregate Revolving Credit Commitments of the lenders under the Senior Credit Agreement less (b) the aggregate amount of the Revolving Senior Loans outstanding.

     “Excess Cash Flow” means, for any Person for any period,
     (a) Consolidated EBITDA of such Person;
     (b) minus, without duplication and only in each case to the extent included in calculation of Consolidated EBITDA:
     (i) any cash principal payment on the Senior Loans during such period (but only, in the case of payment in respect of revolving Senior Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payment) other than any mandatory prepayment made because of the existence of Excess Cash Flow for a prior period;
     (ii) any scheduled cash principal payment made by such Person or any of its Subsidiaries during such period on any Capitalized Lease Obligation or other Indebtedness (but only, if such Indebtedness may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof and excluding principal payments on Indebtedness evidenced by the Notes);
     (iii) any Capital Expenditure made by such Person or any of its Subsidiaries during such period to the extent permitted by this Agreement, excluding any such Capital Expenditure to the extent financed through the incurrence of Capitalized Lease Obligations or any other long-term Indebtedness (excluding the Obligations);
     (iv) the Consolidated Cash Interest Expense of such Person for such period;
     (v) any cash losses from extraordinary items;
     (vi) any cash payment made during such period to satisfy obligations for United States federal income taxes or other taxes measured by net income;
     (vii) any increase in the Working Capital of such Person during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period);
     (viii) consideration paid in cash with respect to the purchase price of any Permitted Acquisition or Investment made pursuant to Section 8.3(o), except to the extent such cash consideration is funded from the issuance of Indebtedness or Stock of such Person or its Subsidiaries or reduces Additional Available Cash pursuant to clause (v) of the definition thereof; provided, however, that to the extent the A-Life Sale is consummated during such Fiscal Year, the cash consideration paid with respect to any Permitted Acquisition or Investment made pursuant to Section 8.3(o) that reduces Additional Available Cash pursuant to clause (v) of the definition thereof shall, notwithstanding the foregoing, be deducted in calculating Excess Cash Flow to the extent of any gain included in Consolidated EBITDA as a result of the A-Life Sale;
     (ix) cash payments in respect of severance and restructuring costs related to the Acquisition and the integration of the Acquired Business as set forth in reasonable detail in any such applicable Compliance Certificate in an aggregate amount not to exceed $5,500,000,

     (x) cash payments of fees and expenses related to the Related Transactions and paid prior to the end of the Fiscal Year ending December 31, 2011 as set forth in reasonable detail in any such applicable Compliance Certificate in an aggregate amount not to exceed $14,000,000;
     (xi) to the extent added back in calculating Consolidated EBITDA pursuant to clause (b)(x) of the definition thereof, any unusual or non-recurring cash losses, cash charges or cash expenses, including severance and restructuring costs, related to Permitted Acquisitions or Permitted Indebtedness (regardless of when paid) or equity issuances of Stock or Stock Equivalents permitted hereunder (excluding any equity issuances in connection with the Exchange Offer or the Holdings IPO) as set forth in reasonable detail in any such applicable Compliance Certificate; and
     (xii) to the extent added back in calculating Consolidated EBITDA pursuant to clause (b)(xi) of the definition thereof, costs of legal proceedings and settlements with respect to those matters disclosed in Item 3 of MedQuist’s Annual Report on Form 10-K as of December 31, 2009 filed on March 12, 2010 in an aggregate amount not to exceed $5,000,000;
     (c) plus, without duplication,
     (i) to the extent included in the calculation of Consolidated EBITDA pursuant to clause (b)(i) of the definition thereof, any provision for United States federal income taxes or other taxes measured by net income;
     (ii) to the extent the calculation of Excess Cash Flow is based on the Consolidated EBITDA of MedQuist rather than Holdings, the total amount of cash payments made by MedQuist or its Subsidiaries to Holdings or its Subsidiaries (other than MedQuist and its Subsidiaries) in excess of (x) payments required to be made under the CBay Transcription Agreements and (y) up to $2,000,000 of payments made pursuant to the CBay Management Agreement;
     (iii) any decrease in the Working Capital of such Person during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof).
     “Exchange Offer” means one or more transactions in which shareholders of MedQuist other than CBay exchange their Stock of MedQuist for shares of common stock of Holdings, cash or a combination of such shares and cash.
     “Excluded Foreign Subsidiary” means any Subsidiary that is not a Domestic Person unless (i) such Subsidiary has granted a Lien on any of its property as collateral for, or incurred any Guaranty Obligations with respect to, any Indebtedness of any Note Party (other than Obligations) or (ii) more than 65% of the Voting Stock of such Subsidiary has been pledged as collateral for any such Indebtedness.
     “Excluded Taxes” has the meaning specified in Section 2.17.
     “Existing Agent” means General Electric Capital Corporation, in its capacity as administrative agent under the Existing Credit Agreement.

     “Existing Credit Agreement” means that certain Credit Agreement, dated as of April 22, 2010, among MedQuist, MedQuist Transcriptions, the institutions party thereto as lenders and issuers and the Existing Agent.
     “Existing Subordinated Note” means that certain Subordinated Promissory Note, dated July 30, 2010, in the amount of $17,500,000 issued by MedQuist Transcriptions to Black Horse Capital LP, Black Horse Capital (QP) LP, and Black Horse Capital Master Fund Ltd.
     “Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.
     “FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.
     “Financial Statement” means each financial statement delivered pursuant to Section 4.4 or 6.1.
     “Fiscal Quarter” means each three (3) fiscal month period ending on March 31, June 30, September 30 or December 31.
     “Fiscal Year” means each twelve fiscal month period ending on December 31.
     “Flood Insurance” means, for any real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the full, unpaid balance of the Notes and any prior liens on the real property up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by the Senior Agent, with deductibles not to exceed $50,000.
     “Funding Date” means the date on which the Issuers sell and the initial Purchasers purchase the Notes pursuant to this Agreement.
     “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Section 4.4(a).
     “Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

     “Governmental Payor Programs” means all governmental third party payor programs in which any Group Member participates, including, without limitation, Medicare, Medicaid, TRICARE or any other federal or state health care programs.
     “Group Members” means, collectively, Holdings and its Subsidiaries.
     “Group Members’ Accountants” means KPMG LLP or other nationally-recognized independent registered certified public accountants reasonably acceptable to the Required Purchasers.
     “Guarantor(s)” has the meaning specified in the recitals.
     “Guaranty Agreement” means that certain Guaranty Agreement dated as of the date hereof, among the Purchasers, the Issuers and the Guarantors from time to time party thereto.
     “Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (c) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the Ordinary Course of Business and (y) product warranties given in the Ordinary Course of Business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.
     “Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

     “Health Care Laws” means, collectively, any and all federal, state or local laws, rules, regulations, manuals, orders, ordinances, statutes, guidelines and requirements issued with respect to regulatory matters relating to the provision, administration, and/or payment for healthcare products or services, including, without limitation, to the extent applicable, rules and regulations governing the operation and administration of Medicare, Medicaid or any other Government Payor Program, HIPAA, any and all federal, state and local fraud and abuse laws of any Governmental Authority, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), and rules and regulations of the U.S. Food and Drug Administration, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.
     “Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, any and all rules or regulations promulgated from time to time thereunder, and any comparable state laws.
     “HIPAA Compliance Plan” has the meaning specified in Section 4.23.
     “Holding Company” means any Person that (i) is an Affiliate of a Permitted Investor, (ii) is a direct or indirect holder of Stock of Holdings and (iii) owns no substantial assets other than such Stock.
     “Holdings” has the meaning specified in the preamble.
     “Holdings IPO” means one or more sales by Holdings of its Stock after the Closing Date pursuant to one or more underwritten public offerings pursuant to an effective registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, provided that the Net Cash Proceeds of the first such offering are at least equal to the Designated IPO Proceeds Amount.
     “Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and other obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the Ordinary Course of Business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the Ordinary Course of Business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after October 15, 2016, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) all net payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent (x) such Person is liable for such item or (y) any such item is secured by a Lien on such Person’s property.
     “Indemnified Matters” has the meaning specified in Section 11.4.
     “Indemnitee” has the meaning specified in Section 11.4.
     “Initial Projections” means those financial projections covering the Fiscal Years ending in 2010 through 2015 and delivered to the Purchasers by the Issuer Representative on August 22, 2010.
     “Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.
     “Interest Payment Date” has the meaning specified in Section 2.7(a).
     “Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.
     “Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.
     “Investment” means, with respect to any Person, (a) to own, purchase or otherwise acquire, in each case whether beneficially or otherwise, any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) to purchase or otherwise acquire, whether in one transaction or in a series of transactions, all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire any deposit, loan, advance, commitment to lend or advance, or other extension of credit, excluding deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items created in the Ordinary Course of Business or (d) to make any contribution to the capital of any other Person; provided, however, that for purposes of Section 8.3(e) and 8.4(b), (i) any purchase of any property by any Person for more than fair market value shall constitute an Investment in the seller of such property by such Person to the extent of such excess over such fair market value and (ii) any Sale of any property by any Person for less than fair market value shall constitute an Investment in the purchaser of such property by such Person to the extent of such deficiency below such fair market value.

     “IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
     “IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.
     “IRS” means the Internal Revenue Service of the United States and any successor thereto.
     “Issuer” has the meaning set forth in the preamble.
     “Issuer Representative” has the meaning specified in Section 2.19.
     “Junior Subordinated Debt” means any Indebtedness that is subordinated to the payment in full of the Obligations on terms and conditions satisfactory to the Required Purchasers.
     “Lehman” means Lehman Brothers Commercial Corporation Asia.
     “Letter of Credit” means any letter of credit Issued pursuant to the Senior Credit Agreement.
     “Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, encumbrance, easement, lien (statutory or other), or preference, priority or other security interest or preferential arrangement in the nature of a lien, including any conditional sale contract or other title retention agreement, any assignment of any right to receive income or profits, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing (but not the interest of a lessor under an operating lease).
     “Liquidity” means Excess Availability plus cash and Cash Equivalents of Holdings and its Subsidiaries.
     “Make-Whole Amount” means an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Notes over such Called Notes; provided that the Make-Whole Amount may in no event be less than zero.

     “Material Adverse Effect” means (a) a material adverse change in the financial condition, business, operations or property of the Group Members, taken as a whole, (b) material impairment of the ability of the Note Parties (taken as a whole) to perform in any material respect their obligations under the Note Documents and (c) a material adverse effect upon the validity or enforceability of the Agreement, Guaranty Agreement or the other Note Documents taken as a whole or the rights and remedies of the Purchasers under the Note Documents.
     “Material Agreement” means the agreements between (i) any Group Member and Multimodal Technologies, Inc., and (ii) MedQuist Inc. or any of its Subsidiaries and Nuance Communications, Inc., together with any amendments, modifications and replacements of any such Material Agreements permitted hereby; provided, however, that “Material Agreements” shall not include that certain Dictaphone Corporation Maintenance Plan, dated on or about May 18, 2004, between HealthScribe, Inc. and Dictaphone Corporation.
     “Maturity Date” means October 15, 2016.
     “Maximum Accrual” has the meaning specified in Section 2.8.
     “Maximum Lawful Rate” has the meaning specified in Section 2.7(c).
     “Maximum Senior Principal Amount” has the meaning set forth in the Subordination Agreement.
     “Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
     “Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, or orders pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and requirements of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
     “MedQuist” has the meaning specified in the preamble.
     “MedQuist Consolidation Date” means the earlier of (a) December 31, 2013 or (b) the date upon which Holdings owns, directly or indirectly, 100% of the Stock of MedQuist.
     “MedQuist Transcriptions” has the meaning specified in the preamble.

     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
     “National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.
     “Net Cash Proceeds” means proceeds received in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) from (a) any Sale of, or Property Loss Event with respect to, property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof, (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property subject thereto and (iv) any applicable amounts required to be held in escrow until such time as such amounts are released from escrow, whereupon such amounts shall be considered Net Cash Proceeds or (b) any sale or issuance of Stock or incurrence of Indebtedness, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses (including costs and expenses of legal counsel), in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Group Member that is not a Wholly Owned Subsidiary of Holdings shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of Holdings therein.
     “Non-Excluded Taxes” has the meaning specified in Section 2.17.
     “Non-U.S. Purchaser Party” means each Purchaser, in each case that is not a Domestic Person.
     “Note” means a promissory note issued jointly and severally by the Issuers, in substantially the form of Exhibit B, payable to the order of a Purchaser in a principal amount equal to the amount of such Purchaser’s Commitment.
     “Note Documents” means, collectively, this Agreement, any Notes when issued, the Guaranty Agreement, the Subordination Agreement, and, when executed, each document executed by a Note Party and delivered to the Purchasers in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.
     “Note Party” means each Issuer and each Guarantor.
     “Obligations” means, with respect to any Note Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Note Party arising out of, under or in connection with any Note Document, (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Note Party is an Issuer, all Notes, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums to the extent chargeable to such Note Party under any Note Document.
     “Ordinary Course of Business” means, in respect of any transaction involving any Group Member, the ordinary course of such Person’s business, as undertaken by such Person in good faith.
     “Other Taxes” has the meaning specified in Section 2.17(c).
     “Participant Register” has the meaning specified in Section 11.2(f).
     “Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.
     “Patriot Act” has the meaning specified in Section 11.21.
     “PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.
     “Pennant” has the meaning set forth in the preamble.
     “Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Permitted Acquisition” means any Proposed Acquisition satisfying each of the following conditions: (a) the aggregate amounts payable in connection with, and other consideration for (in each case, including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of Holdings and the Proposed Acquisition Target), such Proposed Acquisition and all other Permitted Acquisitions consummated on or prior to the date of the consummation of such Proposed Acquisition shall not exceed (i) $25,000,000 in the aggregate in any Fiscal Year or $75,000,000 in the aggregate during the term of this Agreement plus (ii) Additional Available Cash as of the date of consummation of such Proposed Acquisition plus (iii) $50,000,000 in the aggregate during the term of this Agreement in the form of shares of common stock of Holdings issued in connection with such Proposed Acquisition, (b) the Purchasers shall have received reasonable advance notice of such Proposed Acquisition including a reasonably detailed description thereof at least 15 days prior to the consummation of such Proposed Acquisition (or such later date as may be agreed by the Required Purchasers) and on or prior to the date of such Proposed Acquisition, the Purchasers shall have received copies of the acquisition agreement and related Contractual Obligations and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Required Purchasers, (c) as of the date of consummation of such Proposed Acquisition and after giving effect to all transactions to occur on such date as part of such Proposed Acquisition, (1) all conditions set forth in clauses (i) and (ii) of Section 3.1(f) shall be satisfied or duly waived, (2) Holdings shall, on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder, have a Consolidated Total Leverage Ratio and Consolidated Senior Leverage Ratio which are at least 0.25:1.00 less than the required thresholds set forth in Sections 5.1 and 5.2 as of such date, as applicable, and (3) Holdings shall have Liquidity of at least $20,000,000 and (d) such Proposed Acquisition is consummated no earlier than December 31, 2010.
     “Permitted Indebtedness” means any Indebtedness of any Group Member that is permitted in Section 8.1.
     “Permitted Investment” means any Investment of any Group Member that is permitted in Section 8.3.
     “Permitted Investors” means, collectively, Sponsor, and any limited partners, operating partners or Affiliates of any of the foregoing.
     “Permitted Lien” means any Lien on or with respect to the property of any Group Member that is permitted in Section 8.2.
     “Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Permitted Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such Permitted Indebtedness outstanding at the time of such refinancing or extension, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such Permitted Indebtedness, (c) is not entered into as part of a Sale and Leaseback transaction, (d) is not secured by any property or any Lien other than those securing such Permitted Indebtedness and (e) is otherwise on terms (other than market based interest rates, discounts and fees at the time of refinancing) no less favorable to the Group Members, taken as a whole, than those of such Permitted Indebtedness; provided, however, that, notwithstanding the foregoing, (x) the terms of such Permitted Indebtedness may be modified as part of such Permitted Refinancing if such modification would have been permitted pursuant to Section 8.11 and (y) no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such Permitted Indebtedness existed and constituted Permitted Indebtedness prior to such refinancing or extension.
     “Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Sale or Property Loss Event, to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, property useful in the business of the Group Members, as determined in good faith by the Issuers (including through a Permitted Acquisition) or, if such Property Loss Event involves loss or damage to property, to repair such loss or damage.
     “Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

     “PIK Interest” has the meaning specified in Section 2.7(a).
     “PIK Rate” has the meaning specified in Section 2.7(a).
     “Pro Forma Balance Sheet” has the meaning specified in Section 4.4(d).
     “Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in reasonable detail in the relevant Compliance Certificate, Financial Statement or other document provided to the Purchasers in connection herewith in accordance with Regulation S-X of the Securities Act of 1933; provided that non-Regulation S-X adjustments approved by the Designated Purchaser in writing may also be made to reflect operating expense reductions and other operating improvements or synergies or cost savings reasonably expected to result from such Pro Forma Transaction, which adjustments are reasonably anticipated by the Issuers to be realizable in connection with such Pro Forma Transaction and are estimated on a good faith basis by the Issuers.
     “Pro Forma Transaction” means any transaction consummated as part of any Permitted Acquisition or any Sale of Property permitted under Sections 8.4(k) or (l), together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness.
     “Projections” means, collectively, the Initial Projections and the projections delivered pursuant to Section 6.1(f).
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
     “Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.
     “Proposed Acquisition” means (a) any proposed acquisition of all or substantially all of the assets or Stock of any Proposed Acquisition Target by any Issuer or any Subsidiary of an Issuer that is consensual and approved by the board of directors of such Proposed Acquisition Target or the Person that owns such Proposed Acquisition Target, or (b) any proposed merger of any Proposed Acquisition Target with or into any Issuer or any Subsidiary of an Issuer (and, in the case of a merger with an Issuer or Holdings, with such Issuer or Holdings being the surviving corporation).
     “Proposed Acquisition Target” means any Person or any brand, line of business, division, branch, operating division or other unit operation of any Person.
     “Pro Rata Outstandings”, of any Purchaser at any time, means the outstanding principal amount of the Notes owing to such Purchaser.
     “Pro Rata Share” means, with respect to any Purchaser, the percentage obtained by dividing (a) the outstanding principal amount of the Notes held by such Purchaser by (b) the aggregate outstanding principal amount of the Notes held by all Purchasers.

     “Purchase Price” has the meaning specified in Section 2.2.
     “Purchaser(s)” has the meaning set forth in the preamble.
     “RCM Sale” means a Sale of the revenue cycle management services Subsidiary which was disclosed to the Administrative Agent on or before the Closing Date.
     “Recapitalization Dividend” means a dividend or distribution paid by MedQuist to the holders of its outstanding shares of Stock in the aggregate amount of up to $177,000,000, allocated ratably to such shareholders.
     “Redemption Offer” has the meaning specified in Section 2.6(c).
     “Redemption Price” has the meaning specified in Section 2.6(b).
     “Reinvestment Yield” means, with respect to the Called Notes, 0.50% over the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the redemption date with respect to such Called Notes, on display designated as Page “PX1” on the Bloomberg Financial Market Service (or such other display as may replace Page PX1 on the Bloomberg Financial Market Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Notes as of such redemption date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the last day for which such yields have been so reported as of the second Business Day preceding the redemption date with respect to such Called Notes, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Notes as of such redemption date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating lineary between (1) the actively traded U.S. Treasury security with the published maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the published maturity closes to and less than the Remaining Average Life.
     “Register” has the meaning specified in Section 2.12(b).
     “Related Documents” means, collectively, the Senior Loan Documents and each other document executed with respect thereto or with respect to any Related Transaction.
     “Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article 3) of or to such Person or any of its Affiliates.
     “Related Transactions” means, collectively, the funding of the initial Senior Loans and Letters of Credit pursuant to the Senior Loan Documents and the application of the proceeds thereof in accordance with Section 7.9 of the Senior Credit Agreement, the payment of the Recapitalization Dividend, the issuance of the Notes on the Funding Date, the refinancing of the

Existing Credit Agreement and Existing Subordinated Note, the execution and delivery of all Related Documents and the payment of all related fees, costs and expenses.
     “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
     “Remaining Average Life” means, with respect to any Called Notes, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Notes into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Notes by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the redemption date with respect to such Called Notes and the scheduled due date of such Remaining Scheduled Payment.
     “Remaining Scheduled Payments” means, all principal payments with respect to the Called Notes and interest thereon that would be payable in cash at the Cash Rate and due after the redemption date with respect to such Called Notes if no redemption of such Called Notes were made prior to its scheduled due date.
     “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
     “Required Purchasers” means, at any time, Purchasers having at such time in excess of 50% of the sum of the aggregate principal amount of Notes then outstanding.
     “Requirements of Law” means, with respect to any Person, collectively, the laws (statutory or common), treaties, rules and regulations, ordinances, orders, other legal requirements of any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation all Healthcare Laws.
     “Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the Corporate Chart and other documents delivered pursuant to Section 6.1(e), documents delivered on the Closing Date and documents delivered pursuant to Section 7.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.
     “Restricted Payment” means (a) any dividend or other distribution, whether in cash, Securities or other property, on account of any Stock or Stock Equivalent of any Group Member, in each case now or hereafter outstanding, and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value of any Stock or Stock Equivalent of any Group Member, now or hereafter outstanding, and any payment or other transfer setting aside funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, and whether to a sinking fund, a similar fund or otherwise.
     “Revolving Credit Commitments” means, with respect to each Senior Lender, the commitment of such Senior Lender to make Revolving Senior Loans and acquire interests in other outstanding revolving credit, pursuant to and in accordance with the Senior Credit Agreement.
     “Revolving Senior Loans” means revolving loans made by the Senior Lenders to the Issuers pursuant to the Senior Credit Agreement.
     “S&P” means Standard & Poor’s Rating Services.
     “Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.
     “Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participations in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.
     “Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.
     “Senior Agent” means the “Administrative Agent” as defined in the Senior Credit Agreement.
     “Senior Credit Agreement” means that certain Credit Agreement, dated as of October 1, 2010, by and between the Note Parties, the Senior Agent and the Senior Lenders, as amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time in accordance with the Subordination Agreement.
     “Senior Credit Facilities” means the “Facilities” as defined in the Senior Credit Agreement.
     “Senior Lenders” means the “Lenders” as defined in the Senior Credit Agreement.
     “Senior Loans” means “Loans” as defined in the Senior Credit Agreement.
     “Senior Loan Documents” means the “Loan Documents” as defined in the Senior Credit Agreement.

     “Senior Loan Obligations” means the “Obligations” as defined in the Senior Credit Agreement.
     “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, after giving effect to the rights of contribution against other Note Parties set forth in Section 12.7 and in the Guaranty Agreement, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
     “Sponsor” means S.A.C. Private Capital Group, LLC, a Delaware limited liability company.
     “Sponsor Affiliated Purchaser” means any Purchaser or Senior Lender that is either the Sponsor or an Affiliate of the Sponsor (excluding its portfolio companies).
     “Sponsor Consulting Agreement” means that certain Agreement, dated as of August 19, 2008, by and among Holdings, S.A.C. PEI CB Investment II, LLC and Lehman Brothers Commercial Corporation Asia.
     “Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
     “Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
     “Subordination Agreement” means that certain Subordination and Intercreditor Agreement, by and among the initial Purchasers and the Senior Agent on behalf of the Senior Lenders, and acknowledged by Holdings and the Issuers relating to the subordination of the Notes in the form of Exhibit E, as such agreement shall be amended, modified, amended and restated or otherwise changed from time to time in accordance with the terms hereof and thereof.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Holdings.

     “Subsidiary Guarantor” means each Subsidiary of Holdings that enters into any Guaranty Obligations with respect to the Obligations pursuant to the Guaranty Agreement or any other Agreement acceptable to the Required Purchasers.
     “SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).
     “Tax Return” has the meaning specified in Section 4.8.
     “Taxes” has the meaning specified in Section 2.17(a).
     “THL” has the meaning set forth in the preamble.
     “Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
     “Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
     “Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.
     “TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.
     “UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.
     “Unfunded Pension Liability” of any Title IV Plan shall mean the amount, if any, by which, as of the date of the most recent financial statements reflecting such amounts, the value of the accumulated plan benefits under the Title IV Plan (based on assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits), exceeds the fair market value of all plan assets allocable to such liabilities (excluding any accrued but unpaid contributions).
     “United States” means the United States of America.
     “U.S. Purchaser Party” means each Purchaser, each SPV and each participant, in each case that is a Domestic Person.
     “Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers or equivalent governing body of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

     “Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director’s qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.
     “Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.
     “Working Capital” means, for any Person at any date, its Consolidated Current Assets at such date minus its Consolidated Current Liabilities at such date.
          Section 1.2 UCC Terms. The following terms have the meanings given to them in the applicable UCC: “account”, “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary” and “security entitlement”.
               Section 1.3 Accounting Terms and Principles.
          (a) GAAP. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No material change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by Holdings shall be given effect if such change would affect a calculation that measures compliance with any provision of Article 5 or Article 8 unless the Issuers and the Designated Purchaser agree to modify such provisions to reflect such material changes in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such material change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article 5 and Article 8 shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Note Party or any Subsidiary of any Note Party at “fair value.”
          Section 1.4 Pro Forma. All components of financial calculations made to determine compliance with Section 3.1(e), Article 5 and Article 8 shall be adjusted on a Pro Forma Basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Issuers based on assumptions expressed therein and that were believed in good faith by the Issuers to be reasonable based on the information available to the Issuers at the time of preparation of the Compliance Certificate setting forth such calculations.
          Section 1.5 Payments. The Purchasers may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Note Party. Any such determination or redetermination by the Purchasers shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Note Party and no other currency conversion shall change or release any obligation of any Note Party (other than the Purchasers and their Related Persons) under any Note Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Purchasers may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.
               Section 1.6 Interpretation.
          (a) Certain Terms. Except as set forth in any Note Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Note Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Note Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports.
          (b) Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Note Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and any modification to any term of such agreement but only to the extent such modifications are not prohibited by the terms of any Note Document, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Note Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Note Document shall be equally applicable to both the singular and plural forms of such term.
ARTICLE 2
ISSUANCE AND SALE OF NOTES; INTEREST; REPAYMENT
               Section 2.1 Note Issuance.
          (a) On the Closing Date, the Issuers shall authorize the issuance, sale and delivery of the Notes in an aggregate principal amount of $85,000,000, dated as of the Funding Date, to mature on the Maturity Date, and issued substantially in the form of Exhibit B attached hereto.

          (b) On the Funding Date, the Purchasers, severally, and not jointly shall purchase Notes in an aggregate principal amounts set forth opposite such Purchaser’s name on Schedule I under the heading Commitments, dated as of the Funding Date, to mature on the Maturity Date.
          (c) The Notes issued pursuant hereto shall evidence the principal amounts of all Notes sold hereunder (including any interest which is capitalized under Section 2.7) and the date and principal amount of each purchase and sale of Notes to the Purchasers by the Issuers, as well as each payment or prepayment made on account of the principal thereof, and in each case the resulting aggregate unpaid principal balance thereof, shall be recorded by each Purchaser on its books; provided, that failure by any Purchaser to make any such recordation shall not affect the obligations of the Issuers hereunder or under such Note. Each such recordation by a Purchaser shall be prima facie evidence of the existence and amounts of the obligations therein recorded for all purposes in the absence of manifest error.
          (d) Notes issued under this agreement and subsequently pre-paid or repaid in whole or in part, may not be reborrowed or reissued.
               Section 2.2 Procedures for Issuance.
          (a) Funding. The proceeds of the sale of the Notes (net of transaction costs) (the “Purchase Price”) will be made available to the Issuers by each Purchaser by wire transfer of its applicable Purchase Price to the Issuers on the Funding Date, pursuant to the wire transfer instructions specified in a written document executed by the Issuer Representative.
               Section 2.3 [Reserved.]
               Section 2.4 [Reserved.]
               Section 2.5 [Reserved.]
               Section 2.6 Repayment and Prepayment of Obligations.
          (a) At Maturity. On the Maturity Date, the unpaid principal balance of the Notes to the extent not sooner paid or prepaid hereunder, shall be paid in full, together with accrued interest and fees thereon and all costs, expenses, indemnities and other Obligations then due and payable hereunder or under any other Note Document.
          (b) Prepayments.
          (i) The Issuers may, at any time following the second anniversary of the Funding Date, redeem the Notes in whole or in part (and if in part shall be in an aggregate amount that is an integral multiple of $1,000,000) at the following redemption prices (expressed as a percentage of the then outstanding principal balance of the Notes to be repaid) (the “Redemption Price”), plus accrued and unpaid interest (including PIK Interest) through the date of redemption:

Months after the Funding Date	Redemption Price
25-36	105.0%
37-48	103.0%
49-60	101.0%
Thereafter	100.0%
          (ii) If the Issuers elect to make any permitted redemption of the Notes pursuant to this Section 2.6(b), the Issuer Representative shall give notice of such redemption to each Purchaser not less than five (5) Business Days and not more than 60 days prior to the date such redemption is to be made, specifying (i) the date on which such prepayment is to be made and (ii) the amount of such prepayment. The aggregate principal amount of the Notes so specified to be prepaid, together with accrued interest thereon (including any interest payable in kind), shall be due and payable on the prepayment date set forth in such notice; provided, however, that such notice may provide that such prepayment is contingent upon the consummation of a related financing or acquisition transaction, in which case such Notes shall not be due and payable if such transaction is not consummated.
          (iii) Prior to the second (2nd) anniversary of the Funding Date, upon notice given as provided in Section 2.6(b)(ii), the Issuers, at their option, may prepay all or any part of the principal amount of the Notes (and if in part shall be in an aggregate amount that is an integral multiple of $1,000,000), together with accrued but unpaid interest on the principal amount being prepaid to the date of such prepayment, plus the Make-Whole Amount.
          (iv) If as a result of an Event of Default or otherwise, the Notes are caused to be repaid prior to the Maturity Date other than pursuant to Section 2.6(c), then the Obligations shall be repaid taking into consideration the Make-Whole Amount or at the Redemption Price application at the time of such Event of Default.
          (c) Mandatory Repayment on Change of Control. No later than 30 days nor earlier than 60 days prior to the occurrence of a Change in Control, the Issuers shall make an offer to all Purchasers to redeem all Notes pursuant to a Redemption Offer (as defined below) at a purchase price in cash equal to 101% of the outstanding principal amount of the Notes plus accrued and unpaid interest (including any PIK Interest) to the date of redemption, in accordance with the terms of this Section 2.6(c); and
          (i) concurrently with the occurrence of a Change in Control, redeem all the Notes of all Purchasers (excluding any Purchaser that elects not to have the Notes held by it redeemed in full) in accordance with such Redemption Offer.
          (ii) A “Redemption Offer” shall mean a notice delivered to each Purchaser stating:

               (1) that a Change in Control is contemplated and all or a portion of such Purchaser’s Notes may be redeemed at a purchase price in cash equal to the applicable percentage set forth above, plus accrued and unpaid interest (including any PIK Interest) to the date of redemption;
               (2) in reasonable detail, the circumstances and relevant facts regarding such Change in Control;
               (3) the redemption date (which shall be the effective date of the Change in Control);
               (4) that the Purchasers electing not to have any Notes redeemed pursuant to a Redemption Offer will be required to notify the Issuer prior to the close of business on the fifth (5th) Business Day preceding the proposed redemption date; and
               (5) that, up until the close of business on the fifth (5th) Business Day preceding the proposed redemption date, any Purchaser will be entitled to withdraw its election not to require the Issuer to redeem its Notes; provided, that the Issuer receives, not later than the close of business on the fifth (5th) Business Day preceding the proposed redemption date, a notice setting forth the name of the Purchaser, the principal amount of Notes previously requested not to be redeemed, and a statement that such Purchaser is withdrawing its election not to have such Notes redeemed.
          (iii) Notwithstanding the foregoing provisions of this Section 2.6(c), the Issuer shall be deemed to have made a Redemption Offer if a third party makes the Redemption Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.6(c) applicable to a Redemption Offer made by the Issuer and redeems all Notes as to which offers for redemption have been validly accepted and not withdrawn pursuant to the terms of such Redemption Offer.
               Section 2.7 Interest.
          (a) Interest Rate. Subject to Section 2.7(b), (i) the Notes shall bear interest on the outstanding principal amount thereof from the date when issued, payable in arrears on the first day of each quarter (each such date, an “Interest Payment Date”), at the Issuers’ option, equal to either: (x) 13.0% per annum payable in cash (the “Cash Rate”) or (y) 2% payable through an increase in the outstanding principal amount of such Note (the “PIK Interest”) plus 12.0% per annum payable in cash (the “PIK Rate”), which increase shall be evidenced by an amended and restated Note to the extent requested by the Purchasers. The Issuer Representative shall give written notice of the Issuers’ election to pay PIK Interest under clause (y) above to each Purchaser in the form of Exhibit C not later than 5 Business Days prior to any Interest Payment Date; provided, that in the absence of any such notice with respect to any Interest Payment Date, the interest due at such Interest Payment Date shall be the Cash Rate. Interest shall also be paid on the date of any payment or redemption of Notes in full or in part.
          (b) Default Interest. Notwithstanding the rates of interest specified in Section 2.7(a) above or elsewhere in any Note Document, effective immediately upon the occurrence of any Event of Default under Section 9.1(e)(ii) or (B) the delivery of a notice by the

Required Purchasers to the Issuer Representative during the continuance of any other Event of Default, and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate per annum equal to the then applicable interest rate plus 2.0%, which default rate shall be payable in cash (notwithstanding any election by the Issuers’ to pay PIK Interest pursuant to Section 2.7(a)). All such interest shall be payable on demand of any Purchaser.
          (c) Savings Clause. Anything herein to the contrary notwithstanding, the obligations of the Issuers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Purchaser would be contrary to the provisions of any law applicable to such Purchaser limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Purchaser, and in such event Issuer shall pay such Purchaser interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Issuer shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Purchasers is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Funding Date as otherwise provided in this Agreement.
          Section 2.8 AHYDO Payments. Anything contained herein or in any of the other Note Documents to the contrary notwithstanding, if the Notes shall remain outstanding after the fifth (5th) anniversary of the initial issuance hereof and the aggregate amount that would be includible in gross income of the Purchaser with respect to the Notes for periods ending on or before any Interest Payment Date (within the meaning of Section 163(i) of the Code) (the “Aggregate Accrual”) that occurs after that fifth (5th) anniversary exceeds an amount equal to the sum of (i) the aggregate amount of interest to be paid (within the meaning of Section 163(i) of the Code) under the Notes on or before such Interest Payment Date, and (ii) the product of (A) the issue price (as determined under Sections 1273(b) and 1274(a) of the Code) of the Notes and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of the Notes (such sum, the “Maximum Accrual”), then the Issuers shall prepay to the Purchasers on each applicable Interest Payment Date occurring after such fifth (5th) anniversary a portion of the outstanding stated principal amount of the Notes equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual, and the amount of such payment shall be treated for U.S. federal and applicable state and local income tax purposes as an amount of interest to be paid (within the meaning of Section 163(i)(2)(B)(i) of the Code) under the Notes. The provision is intended to prevent the Notes from being classified as “applicable high yield discount obligations,” as defined in Section 163(i) of the Code, and shall be interpreted consistently therewith.
               Section 2.9 [Reserved.]
               Section 2.10 Application of Payments.
          (a) Application of Voluntary Redemption Payments. Unless otherwise provided in this Section 2.10 or elsewhere in any Note Document, all payments and any other amounts received from or for the benefit of the Issuers pursuant to Section 2.6(b)(i) shall be applied to repay the Obligations the Issuer Representative designates.
          (b) [Reserved.]
          (c) Application of Payments During an Event of Default. Holdings and each Issuer hereby irrevocably waives, and agrees to cause each Note Party and each other Group Member to waive, the right to direct the application (i) during the continuance of an Event of Default or (ii) upon any payments pursuant to 2.6(a) or 2.6(b)(iv) of any and all payments in respect of any Obligation and agrees that, notwithstanding the provisions of clause (a) above, the Purchasers may apply all payments in respect of any Obligation (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to any Purchaser, (ii) second, to pay interest then due and payable in respect of the Notes, (iii) third, to repay the outstanding principal amounts of the Notes and (iv) fourth, to the ratable payment of all other Obligations, and, then, any excess shall be paid to the Issuers or otherwise ordered by a court of competent jurisdiction.
               Section 2.11 Payments and Computations.
          (a) Procedure. The Issuers shall make each payment under any Note Document not later than 11:00 a.m. (New York time) on the day when due to each Purchaser by wire transfer or ACH transfer to its account as set forth on Schedule II (or at such other account or by such other means to such other address as such Purchaser shall have notified the Issuer Representative in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim. Any payment which is received by any Purchaser later than 11:00 a.m. (New York time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.
          (b) [Reserved.]
          (c) Payment Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.
               Section 2.12 Evidence of Debt.
          (a) Records of Purchasers. Each Purchaser shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Issuers to such Purchase resulting from each Note of such Purchaser from time to time, including the amounts of principal, capitalized principal and interest payable and paid to such Purchaser from time to time under this Agreement. In addition, each Purchaser having sold a participation in any of its Obligations as such to the Issuer Representative shall establish and maintain at its address referred to in Section 11.11 (or at such other address as such Purchaser shall notify the Issuer Representative) a record of ownership, in which such Purchaser shall register by book entry (A) the name and address of each such participant (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant in any Obligation, in any Notes and in any right to receive any payment hereunder.

          (b) Records of Issuer Representative. The Issuer Representative shall establish and maintain at its address referred to in Section 11.11 (or at such other address as the Issuer Representative may notify the Purchasers) (A) a record of ownership (the “Register”) in which the Issuer Representative agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Purchaser in the Notes, each of their obligations under this Agreement to participate in Notes, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Purchasers (and each change thereto pursuant to Section 11.2 (Assignments and Participations; Binding Effect)), (2) the Notes held by each Purchaser, (3) the amount of each funding of any participation described in clause (A) above, (4) the amount of any principal or interest due and payable or paid, and (5) any other payment received by the Purchasers from the Issuers and its application to the Obligations.
          (c) Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Notes are registered obligations, and the right, title and interest of the Purchasers and their assignees in and to such Notes, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.12 and Section 11.2 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).
          (d) Prima Facie Evidence. The entries made in the Register and in the accounts maintained pursuant to clause (a) above shall, to the extent permitted by applicable Requirements of Law and absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Purchaser or the Issuer Representative to maintain any such account shall affect the obligations of any Note Party to repay the Notes in accordance with their terms. In addition, the Note Parties and the Purchasers shall treat each Person whose name is recorded in the Register as a Purchaser, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Purchaser shall be available for access by the Issuers or such Purchaser at any reasonable time and from time to time upon reasonable prior notice. No Purchaser shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Purchaser unless otherwise agreed by the Required Purchasers.
               Section 2.13 [Reserved.]
               Section 2.14 [Reserved.]
               Section 2.15 [Reserved.]
               Section 2.16 [Reserved.]
               Section 2.17 Taxes
          (a) Payments Free and Clear of Taxes. Except as otherwise provided in this Section 2.17, each payment by any Note Party to any Purchaser under any Note Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges, stamp and other duties or withholdings and all interest, penalties and liabilities with respect thereto (and without deduction for any of them) (collectively, the

“Taxes”) other than for (i) Taxes imposed on or measured by reference to net income and franchise Taxes imposed in lieu of net income Taxes, in each case imposed on any Purchaser as a result of a present or former connection between such Purchaser and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from any Purchaser having executed, delivered or performed its obligations or received a payment under, or enforced, any Note Document), (ii) any branch profits Taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Purchaser is located or (iii) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Purchaser to deliver the documentation required to be delivered pursuant to clause (f) below (such Taxes excluded under (i), (ii) or (iii), the “Excluded Taxes” and such non-excluded Taxes, the “Non-Excluded Taxes”).
          (b) Gross-Up. If any Taxes shall be required by applicable Requirements of Law to be deducted from or in respect of any amount payable under any Note Document to any Purchaser (i) in the case of Non-Excluded Taxes, such amount shall be increased as necessary to ensure that, after all required deductions for Non-Excluded Taxes are made (including deductions applicable to any increases to any amount under this Section 2.17), such Purchaser receives the amount it would have received had no such deductions been made, (ii) the relevant Note Party shall make such deductions, (iii) the relevant Note Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Note Party shall deliver to the Purchasers an original or certified copy of a receipt evidencing such payment; provided, however, that, notwithstanding the provisions of clause (d) below, no such increase shall be made with respect to, and no Note Party shall be required to indemnify any such Purchaser pursuant to clause (d) below for, withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Purchaser became a “Purchaser” under this Agreement, except in each case to the extent such Purchaser is a direct or indirect assignee of any other Purchaser that was entitled, at the time the assignment of such other Purchaser became effective, to receive additional amounts under this clause (b).
          (c) Other Taxes. In addition, the Issuers agree to pay, and authorize the Purchasers to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Note Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Other Taxes by any Note Party, the Issuers shall furnish to each Purchaser, at its address referred to in Schedule II, the original or a certified copy of a receipt evidencing payment thereof.
          (d) Indemnification. Without duplication of any additional amounts paid pursuant to Section 2.17(b), the Issuers shall, on a joint and several basis, reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to each Purchaser), each Purchaser for all Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Purchaser and any Liabilities arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted. A certificate of such Purchaser claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Issuer Representative shall be conclusive, binding and final for all purposes, absent manifest error.
          (e) Mitigation. Any Purchaser claiming any additional amounts payable pursuant to this Section 2.17 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Purchaser, be otherwise disadvantageous to such Purchaser.
          (f) Tax Forms.
               (i) Each Non-U.S. Purchaser Party that, at any of the following times, is entitled to an exemption from or reduction of United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Non-U.S. Purchaser Party becomes a “Non-U.S. Purchaser Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if reasonably requested by the Issuer Representative or, in the case of a participant or SPV, the relevant Purchaser, provide the Issuer Representative or, in the case of a participant or SPV, the relevant Purchaser with two properly completed and duly executed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty), as applicable, or any successor forms or W-8IMY (claiming exemption through an intermediary), (B) in the case of a Non-U.S. Purchaser Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance reasonably acceptable to the Issuer Representative that such Non-U.S. Purchaser Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Issuer within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Purchaser Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Purchaser Party under the Note Documents. Unless the Issuer Representative has received forms or other documents reasonably satisfactory to them indicating that payments under any Note Document to or for a Non-U.S. Purchaser Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Note Parties shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
               (ii) Each U.S. Purchaser Party shall, to the extent it is legally entitled to do so, (A) on or prior to the date such U.S. Purchaser Party becomes a “U.S. Purchaser Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if reasonably requested by the Issuer Representative or, in the case of a participant or SPV, the relevant Purchaser, provide the Issuer Representative or, in the case of a participant or SPV, the relevant Purchaser with two properly completed and duly executed originals of Form W-9 (certifying that such U.S. Purchaser Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.
          (iii) Each Purchaser having sold a participation in any of its Obligations or identified an SPV as such to the Issuer Representative shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Issuer Representative.
          (g) Refunds. If any Purchaser determines that it has received any refund of any Non-Excluded Taxes or Other Taxes from the Governmental Authority to which such Non-Excluded Taxes or Other Taxes were paid as to which it has been indemnified by the Issuers or with respect to which the Issuers have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Issuer Representative (but only to the extent of indemnity payments made, or additional amounts paid, by the Issuers under this Section 2.17, with respect to Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Purchaser and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Issuer Representative, upon request of such Purchaser agrees to repay the amount paid over to the Issuer Representative (plus any penalties, interest or other charges imposed by the Governmental Authority to the extent accrued from the date such refund is paid over to the Issuer Representative) to such Purchaser together with any Liabilities relating to such refund, in the event such Purchaser is required or requested to repay such refund to the Governmental Authority. This paragraph shall not be construed to require any Purchaser to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Issuer Representative or any other Person.
               Section 2.18 [Reserved].
           Section 2.19 Issuer Representative. Each Note Party hereby designates and appoints MedQuist as its representative and agent on its behalf (the “Issuer Representative”) for the purposes of delivering certificates including Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Notes, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Note Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Note Party under the Note Documents. MedQuist hereby accepts such appointment. Each Purchaser may regard any notice or other communication pursuant to any Note Document from the Issuer Representative as a notice or communication from all Issuers. Each action authorized to be taken on behalf of an Issuer by the Issuer Representative hereunder shall be deemed for all purposes to have been taken by such Issuer and shall be binding upon and enforceable against such Issuer to the same extent as if the same had been taken directly by such Issuer.

ARTICLE 3
CONDITIONS TO PURCHASE OF NOTES
          Section 3.1 Conditions Precedent to Purchase of Notes. The obligation of each Purchaser to purchase the Notes on the Funding Date is subject to the satisfaction or due waiver of each of the following conditions precedent on or before the Closing Date:
          (a) Certain Documents. Each Purchaser shall have received on or prior to the Closing Date each of the following, each dated as of the Closing Date unless otherwise agreed by the Purchasers, in form and substance satisfactory to each Purchaser:
          (i) this Agreement duly executed by Holdings and the Issuers and, for the account of each Purchaser having requested the same by notice to the Issuer Representative received at least three (3) Business Days prior to the Closing Date, Notes conforming to the requirements set forth in Section 2.1(c);
          (ii) the Guaranty Agreement, duly executed by Holdings and each of its Subsidiaries (other than any Excluded Foreign Subsidiaries), together with copies of UCC, tax, judgment, fixture and Intellectual Property search reports and of all effective prior filings listed therein, in each case as may be reasonably requested by the Required Purchasers;
          (iii) [Reserved.]
          (iv) duly executed customary opinions of counsel to the Note Parties, each addressed to the Purchasers and addressing such matters as Required Purchasers may reasonably request; provided, however, if the forms of such opinions of counsel have been substantially agreed upon by the Purchasers as of the Closing Date, the executed versions of such opinions of counsel may be delivered promptly after the Closing Date, but in no event later than the Funding Date.
          (v) a copy of each Constituent Document of each Note Party that is on file with any Governmental Authority in its jurisdiction of organization, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Note Party in (x) such jurisdiction and (y) each other jurisdiction where such Note Party is qualified to do business as a foreign entity and where such qualification is necessary for the conduct of such Note Party’s business (and, if appropriate in any such jurisdiction, related tax certificates) except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect;
          (vi) a certificate of the secretary or other officer of each Note Party in charge of maintaining books and records of such Note Party certifying as to (A) the names and signatures of each officer of such Note Party that is authorized to and will execute and deliver any Note Document on the Closing Date, (B) the Constituent Documents of such Note Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (iv) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of such Note Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Note Document to which such Note Party is a party;

          (vii) the Senior Credit Agreement, duly executed by the initial Senior Lenders, Holdings and the Issuers;
          (viii) a certificate of a Responsible Officer of the Issuer Representative to the effect that (A) each condition set forth in Sections 3.1(c) through (f) has been satisfied, (B) each Note Party is Solvent after giving effect to consummation of the Related Transactions, and (C) attached thereto are complete and correct copies of (x) the Related Documents and (y) all consents and authorizations required pursuant to any material Contractual Obligations with any other Person and all Permits of, notices to and filings with, any Governmental Authority, in each case, as are necessary in connection with the consummation of transactions contemplated by the Note Documents and the Related Transactions (after giving effect to the issuance of the Notes on the Funding Date);
          (ix) (x) interim Consolidated unaudited monthly Financial Statements of Holdings and its Subsidiaries for each fiscal month ended after June 30, 2010 and on or prior to 45 days before the Closing Date, each in the form of the monthly Financial Statements as of June 30, 2010 provided to the Required Purchasers prior to the Closing Date, (y) a pro forma estimated Consolidated balance sheet of Holdings and its Subsidiaries at the Closing Date after giving effect to the Related Transactions and (z) Holdings’ business plan which shall include a financial forecast on a quarterly basis for the first twelve months after the Closing Date and on an annual basis thereafter through 2015 prepared by Holdings’ management; and.
          (b) [Reserved.]
          (c) Related Transactions. MedQuist shall have conditioned the declaration of the Recapitalization Dividend upon the funding of the Obligations under this Agreement and the Senior Credit Agreement.
          (d) [Reserved.]
          (e) Minimum EBITDA; Maximum Leverage. Consolidated EBITDA of Holdings for the twelve fiscal month period ended on July 31, 2010 shall be no less than $84,000,000. After giving effect to the Related Transactions, the ratio of Consolidated Total Debt of Holdings as of the Closing Date to Consolidated EBITDA of Holdings for the twelve fiscal month period ended on July 31, 2010 shall not exceed 3.35 to 1.00, and the ratio of Consolidated Senior Debt of Holdings as of the Closing Date to Consolidated EBITDA of Holdings for the twelve fiscal month period ended on July 31, 2010 shall not exceed 2.35 to 1.00.
          (f) Representations and Warranties; No Defaults. To the extent applicable, after giving pro forma effect to the Related Transactions as if they had occurred on the Closing Date, the following statements shall be true on such date: (i) the representations and warranties set forth in any Note Document shall be true and correct on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date and (ii) no Default shall exist.

          Section 3.2 Conditions to Funding. The obligation of each Purchaser to purchase the Notes on the Funding Date is subject to the satisfaction or due waiver of each of the following conditions precedent on or before the Funding Date:
          (a) Fee and Expenses. There shall have been paid to the Purchasers, all fees and all reimbursements of costs or expenses, in each case due and payable under any Note Document on or before the Funding Date and, in the case of the reimbursement of costs and expenses, invoiced at least one Business Day prior to the Funding Date.
          (b) Related Transactions. (i) the Senior Credit Agreement shall have been duly executed and funded and (ii) subject to the satisfaction of the condition in clause (i) and the issuance of the Notes and the use of the proceeds thereof, all obligations due under the Existing Credit Agreement, the Existing Subordinated Note and the CBay Convertible Notes will have been repaid in full and the Existing Credit Agreement, all commitments to extend credit thereunder, the Existing Subordinated Note and the CBay Convertible Notes shall have been terminated, as evidenced by payoff letters in form and substance reasonably satisfactory to the Required Purchasers duly executed and delivered by the Existing Agent and the holders of the Existing Subordinated Note and CBay Convertible Notes, as applicable, along with evidence of terminations of prior UCC, tax, judgment, fixture and Intellectual Property filings (other than with respect to Permitted Liens).
          (c) Subordination Agreement. The Subordination Agreement shall have been fully executed.
          (d) Outstanding Indebtedness. After giving effect to the Related Transactions, the Group Members shall have no Indebtedness as of the Funding Date other than (i) Indebtedness incurred under this Agreement, (ii) Indebtedness not to exceed $200,000,000 incurred pursuant the Senior Credit Agreement and (iii) up to $11,000,000 of other Indebtedness existing prior the Funding Date and not incurred in connection with the Related Transactions. There shall not occur as a result of, and after giving effect to, the consummation of the Related Transactions, a default (or any event which with the giving of notice or lapse of time or both will be a default) under any Material Agreement of Holdings and its Subsidiaries.
          (e) Representations and Warranties; No Defaults. The following statements shall be true on such date, both before and after the Funding Date giving effect to such Issuance: (i) the representations and warranties set forth in any Note Document shall be true and correct on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date and (ii) no Default shall exist.
          (f) Funding Date. That the Funding Date occur either on or prior to October 15, 2010.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
          To induce the Purchasers to enter into the Note Documents, Holdings and each Issuer represents and warrants to each of them each of the following:
          Section 4.1 Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) has all requisite corporate or similar power and authority to own, and operate its property and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect and (e) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that the representations and warranties under clause (a) and (b) above with respect to the Excluded Foreign Subsidiaries are limited to the knowledge of the Note Parties.
               Section 4.2 Note Documents and Related Documents. (a) Power and Authority. The execution, delivery and performance by each Note Party of the Note Documents and Related Documents to which it is a party and the consummation of the Related Transactions and other transactions contemplated therein (i) are within such Note Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action, (ii) do not (A) contravene such Note Party’s Constituent Documents, (B) violate any applicable material Requirement of Law in any material respect, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Group Member (including other Related Documents or Note Documents) other than those that would not, in the aggregate, have a Material Adverse Effect, (D) do not materially adversely affect any Permit of such Note Party other than those that would not, in the aggregate, have a Material Adverse Effect or (E) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Group Member and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Senior Loan Documents, the filings required to perfect the Liens created by the Senior Loan Documents, (B) those that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Purchasers, and each of which on the Closing Date will be in full force and effect and (C) except with respect to the purchasing of the Notes and the guarantying of the Obligations, those which, if not obtained or made, would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) Due Execution and Delivery. Each Note Document and Related Document has been duly executed and delivered to the other parties thereto by each Note Party party thereto, is the legal, valid and binding obligation of such Note Party and is enforceable against such Note Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights or remedies of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
          (c) [Reserved.]
          Section 4.3 Ownership of Group Members. Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Closing Date, for each Group Member other than Holdings, its jurisdiction of organization, the number of shares of each class of Stock outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by any Issuer or Holdings. As of the Closing Date, all outstanding Stock of each Group Member has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of Holdings, is owned beneficially and of record by a Group Member free and clear of all Liens other than Permitted Liens. As of the Closing Date, there are no Stock Equivalents with respect to the Stock of any Group Member (other than Holdings). As of the Closing Date, there are no Contractual Obligations or other understandings to which any Group Member is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Stock or Stock Equivalent of any Group Member.
          Section 4.4 Financial Statements. (a) Each of (i) the audited Consolidated balance sheet of Holdings as at December 31, 2009, and the related Consolidated statements of income, retained earnings and cash flows of Holdings for the Fiscal Year then ended, certified by KPMG LLP, and (ii) subject to the absence of footnote disclosure and normal year-end audit adjustments, the unaudited Consolidated balance sheets of Holdings as at July 31, 2010 and the related Consolidated statements of income, retained earnings and cash flows of Holdings for the seven (7) months then ended, copies of each of which have been furnished to the Purchasers, fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Group Members as at the dates indicated and for the periods indicated in accordance with GAAP.
          (b) On the Closing Date or the Funding Date as applicable, (i) none of Holdings or its Subsidiaries has any material liability or obligation (including Indebtedness, Guaranty Obligations, contingent liabilities and liabilities for Taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and which is otherwise prohibited by this Agreement and (ii) since the date of the unaudited Financial Statements referenced in clause (a)(ii) above, there has been no Sale of any material property of Holdings or its Subsidiaries and no acquisition of any material property.
          (c) The Initial Projections have been prepared by Holdings in light of the past operations of the business of Holdings and its Subsidiaries and reflect projections for the five-year period beginning on July 1, 2010 on a quarterly basis through June 30, 2011 and on a year-by-year basis thereafter. As of the Closing Date, the Initial Projections have been prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.
          (d) The unaudited Consolidated balance sheet of Holdings (the “Pro Forma Balance Sheet”) delivered to the Purchasers prior to the date hereof, has been prepared as of July 31, 2010 and reflects as of such date, on a Pro Forma Basis for the Related Transactions the Consolidated financial condition of Holdings.
          Section 4.5 Material Adverse Effect. Since December 31, 2009, no Material Adverse Effect has occurred.

          Section 4.6 Solvency. As of the Closing Date and as of the Funding Date, both before and after giving effect to the Note Issuance and the Related Transactions, each Note Party is Solvent.
          Section 4.7 Litigation. There are no pending (or, to the knowledge of any Group Member, threatened in writing) actions, investigations, suits, proceedings, audits or claims affecting any Group Member with, by or before any Governmental Authority (x) that would reasonably be expected to have a Material Adverse Effect or (y) that involve the Note Documents, the Related Documents or the Related Transactions.
          Section 4.8 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, all Federal, state, local and foreign tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Group Member have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct, and all Taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof, in each case except with respect to matters contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP. As of the Closing Date, no material Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any material claim for Taxes has been given or made by any Governmental Authority. As of the Closing Date, proper and accurate amounts have been withheld by each Group Member from their respective employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Group Member has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Group Member is or was the common parent.
          Section 4.9 Margin Regulations. No Issuer is engaged in the business of extending credit for the purpose of, and no proceeds of any Note or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.
          Section 4.10 No Defaults. No Group Member is in default under or with respect to any Contractual Obligation of any Group Member, other than those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          Section 4.11 Investment Company Act. No Group Member is an “investment company” as defined in, or subject to regulation or restrictions under, the Investment Company Act of 1940, as amended and the rules and regulations promulgated thereunder.

          Section 4.12 Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except, for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.12, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member.
          Section 4.13 ERISA. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code (or other Requirements of Law) has received a favorable determination letter from the IRS (or other applicable Governmental Authority), to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, with respect to such qualification, and nothing has occurred since the date of such determination that would adversely affect such determination. Except for those that would not, in the aggregate, be reasonably expected to result in a Material Adverse Effect, (x) each Benefit Plan is in compliance in form and operation with its terms and with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member has incurred or otherwise has or could have an obligation or any Liability and (z) no ERISA Event has occurred or is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No Benefit Plan and no other employee benefit plan maintained, sponsored or contributed to by any Note Party or ERISA Affiliate is a defined benefit pension plan or is subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA. No Note Party or ERISA Affiliate has any obligation to contribute to any Multiemployer Plan, or has within any of the five calendar years immediately preceding the date this assurance is given, made or accrued an obligation to make contributions to any Multiemployer Plan. Each Note Party and each ERISA Affiliate have made all material contributions to or under each Benefit Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Benefit Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Benefit Plan or Multiemployer Plan, except where any failure to comply, individually or in the aggregate, would not reasonably be expected to result in a material liability. There exists no Unfunded Pension Liability with respect to any Title IV Plan, except as would not reasonably be expected to result in a material liability.
          Section 4.14 Environmental Matters. Except as set forth on Schedule 4.14, (a) the operations of each Group Member are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (b) no Group Member is party to, and no Group Member and no real property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member (but solely to the knowledge of the Group Members with respect to any real property neither occupied by nor owned by any Group Member) is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice, in each instance under or pursuant to any Environmental Law, other than those that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) no Group Member has caused or allowed a Release of Hazardous Materials at, to or from any real property of any Group Member and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that would not reasonably be expected to result, in the aggregate, in a Material Adverse Effect, (d) no Group Member has received any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would be reasonably expected to have a Material Adverse Effect and (e) each Group Member has made available to the Purchasers copies of all existing material environmental reports, reviews and audits and all documents containing material information pertaining to actual or potential material Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.
          Section 4.15 Intellectual Property. Each Group Member owns or licenses all Intellectual Property that is necessary for the operations of its businesses except as, in the aggregate, would not be reasonably expected to have a Material Adverse Effect. To the knowledge of each Group Member, (a) the conduct and operations of the businesses of each Group Member does not infringe, misappropriate or violate any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          Section 4.16 Title; Real Property. Each Group Member has good and valid fee simple title to all owned real property and valid leasehold interests in all leased real property, and owns or leases all personal property necessary for the conduct of its business except as would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except Permitted Liens. As of the Closing Date, no Group Member owns any fee simple interest in any real Property.
          Section 4.17 Full Disclosure. All of the representations or warranties made by any Note Party or any of their respective Subsidiaries in the Note Documents as of the date such representations and warranties were made or deemed made, and all of the information other than the Projections and general economic or specific industry information that has been made available to the Purchasers by or on behalf of any Group Member or any of their respective Subsidiaries (including the information contained in any Financial Statement or Disclosure Document), when taken as a whole and after giving effect to all supplements previously made thereto, was, when furnished, complete and correct in all material respects and did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made. All projections that are part of such information (including those set forth in any Projections delivered subsequent to the Closing Date) have been prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time made and at the time such projections are made available (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).
          Section 4.18 Anti-Terrorism Laws. No Group Member and, to the knowledge of each Group Member, no joint venture or subsidiary thereof is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering, including the United States Executive Order No. 13224 on Terrorist Financing and the Patriot Act.
          Section 4.19 Material Agreements. Except for matters which, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Material Agreement (a) is in full force and effect, unless it has expired at the end of its stated term or been replaced by an agreement or agreements not materially less favorable to the Note Parties than the Material Agreement which it replaces and (b) has not been amended or modified (other than amendments or modifications permitted by Section 8.11(c)).
          Section 4.20 Health Care Matters. Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, each Group Member, and any Person acting on their behalf, is in compliance in all respects with all Health Care Laws applicable to it, its products and its properties or other assets or its business or operation.
          Section 4.21 Health Care Permits. Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Group Member, and any Person acting on their behalf, has in effect all material health care Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted, (b) all such Permits are in full force and effect and there exists no default under, or violation of, any such Permit, (c) no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, has resulted or would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Permit and (d) there is no material claim that any such Permit is not in full force and effect, and no presently existing circumstance exists or event has occurred which could reasonably be expected to result in a material violation of the Health Care Laws. As of the Closing Date, Schedule 4.21 sets forth an accurate, complete and current list of all material health care Permits with respect to the business of each Group Member.
          Section 4.22 Exclusion. Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Group Members, nor any Person acting on behalf of any Group Member has been, or has been threatened to be, (i) excluded from any Governmental Payor Program pursuant to 42 U.S.C. § 1320a-7b and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations, (iii) debarred, disqualified, suspended or excluded from participation in Medicare, Medicaid or any other health care program or is listed on the General Services Administration list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion threatened or pending, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.
          Section 4.23 HIPAA. Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, each Group Member is in compliance with all applicable federal, state and local laws and regulations regarding the privacy and security of health information and electronic transactions, including HIPAA, and the provisions of all business associate agreements (as such term is defined by HIPAA) to which it is a party and has implemented adequate policies, procedures and training designed to assure continued compliance and to detect non-compliance. Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, to the extent applicable to any Note Party and for so long as (1) any Note Party is a “covered entity” as defined in 45 C.F.R. § 160.103, (2) any Note Party is a “business associate” as defined in 45 C.F.R. § 160.103, (3) any Note Party is subject to or covered by the HIPAA Administrative Requirements codified at 45 C.F.R. Parts 160 & 162 (the “Transactions Rule”) and/or the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 & 164 (the “Privacy and Security Rules”), and/or (4) any Note Party sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, such Note Party has: (i) completed thorough and detailed surveys, audits, inventories, reviews, analyses and/or assessments, including risk assessments, (collectively “Assessments”) of all material areas of its business and operations subject to HIPAA and/or that could be materially and adversely affected by the failure of such Note Party, or any Person acting on behalf of any Note Party, as the case may be, to the extent these Assessments are appropriate or required for such Note Party to be in compliance with HIPAA; (ii) developed a detailed plan and time line for becoming in compliance with HIPAA (a “HIPAA Compliance Plan”); and (iii) implemented those provisions of its HIPAA Compliance Plan necessary to ensure that such Note Party is in compliance with HIPAA.
ARTICLE 5
FINANCIAL COVENANTS
          Each of Holdings and each Issuer agrees with the Purchasers to each of the following, as long as any Obligation (other than any Contingent Note Document Obligation) remains outstanding:
          Section 5.1 Maximum Consolidated Senior Leverage Ratio. Holdings shall not have, on the last day of each Fiscal Quarter set forth below, a Consolidated Senior Leverage Ratio greater than the maximum ratio set forth opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM CONSOLIDATED SENIOR LEVERAGE RATIO
September 30, 2010	3.30:1.00
December 31, 2010	3.00:1.00
March 31, 2011	2.90:1.00
June 30, 2011	2.60:1.00
September 30, 2011	2.40:1.00
December 31, 2011	2.40:1.00
March 31, 2012	2.20:1.00
June 30, 2012	1.90:1.00
September 30, 2012	1.80:1.00
December 31, 2012	1.70:1.00
March 31, 2013	1.50:1.00
June 30, 2013	1.30:1.00
September 30, 2013	1.20:1.00
December 31, 2013	1.20:1.00
March 31, 2014	1.20:1.00
June 30, 2014 and thereafter	1.10:1.00
               Section 5.2 Maximum Consolidated Total Leverage Ratio. Holdings shall not have, on the last day of each Fiscal Quarter set forth below, a Consolidated Total Leverage Ratio greater than the maximum ratio set forth opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM CONSOLIDATED TOTAL LEVERAGE RATIO
September 30, 2010	4.40:1.00
December 31, 2010	4.40:1.00
March 31, 2011	4.10:1.00
June 30, 2011	3.90:1.00
September 30, 2011	3.60:1.00
December 31, 2011	3.30:1.00
March 31, 2012	3.30:1.00
June 30, 2012	3.00:1.00
September 30, 2012	2.90:1.00
December 31, 2012	2.80:1.00
March 31, 2013	2.60:1.00
June 30, 2013	2.40:1.00
September 30, 2013	2.30:1.00
December 31, 2013	2.20:1.00

FISCAL QUARTER ENDING	MAXIMUM CONSOLIDATED TOTAL LEVERAGE RATIO
March 31, 2014	2.20:1.00
June 30, 2014	1.90:1.00
September 30, 2014	1.90:1.00
December 31, 2014	1.80:1.00
March 31, 2015	1.80:1.00
June 30, 2015 and thereafter	1.70:1.00
               Section 5.3 [Reserved.]
               Section 5.4 Minimum Consolidated Interest Coverage Ratio. Holdings shall not have, on the last day of each Fiscal Quarter set forth below, a Consolidated Interest Coverage Ratio for the four (4) Fiscal Quarter period ending on such day less than the minimum ratio set forth opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MINIMUM CONSOLIDATED INTEREST COVERAGE RATIO
September 30, 2010	2.50:1.00
December 31, 2010	2.50:1.00
March 31, 2011	2.50:1.00
June 30, 2011	2.70:1.00
September 30, 2011	2.90:1.00
December 31, 2011	2.90:1.00
March 31, 2012	3.20:1.00
June 30, 2012	3.20:1.00
September 30, 2012	3.40:1.00
December 31, 2012	3.40:1.00
March 31, 2013 and thereafter	3.60:1.00
ARTICLE 6
REPORTING COVENANTS
          Each of Holdings and each Issuer agrees with the Purchasers to each of the following, as long as any Obligation (other than any Contingent Note Document Obligation) remains outstanding:
          Section 6.1 Financial Statements. The Issuers shall deliver to the Purchasers each of the following in a format reasonably satisfactory to the Required Purchasers:

          (a) Monthly Reports. Within 30 days after the end of each month, the internal Consolidated unaudited balance sheet of each of as of the close of such fiscal month and related Consolidated statements of income and cash flow for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year (after the first anniversary of the Closing Date) prepared for management and consistent with past practice.
          (b) Quarterly Reports. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (i) ending before the MedQuist Consolidation Date, the Consolidated unaudited balance sheet of Holdings, the Consolidated unaudited balance sheet of MedQuist and all eliminations necessary to reconcile such balance sheets and (ii) ending on or after the MedQuist Consolidation Date, the Consolidated unaudited balance sheet of Holdings, in each case as of the close of such Fiscal Quarter, and including related Consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form (x) the figures for the corresponding period in the prior Fiscal Year (after the first anniversary of the Closing Date) and (y) the figures for the corresponding period set forth in the most recent corresponding Projections received by the Purchasers pursuant to Section 6.1(f), in each case certified by a Responsible Officer of the Issuer Representative as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of Holdings and/or MedQuist, as applicable, as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).
          (c) Annual Reports. As soon as available, and in any event within 90 days after the end of each Fiscal Year (i) ending before the MedQuist Consolidation Date, the Consolidated balance sheet of Holdings and the Consolidated balance sheet of MedQuist and (ii) ending on or after the MedQuist Consolidation Date, the Consolidated balance sheet of Holdings, in each case as of the end of such year and including related Consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with an opinion of the Group Members’ Accountants that such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Holdings and/or MedQuist, as applicable, as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern or other similar qualification, it being understood that the Issuers may satisfy the requirements of this clause (c) by delivery, in the manner provided in Section 11.11(a), of their annual reports on Form 10-K (or any successor form), as filed with the Securities and Exchange Commission.
          (d) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a Compliance Certificate duly executed by a Responsible Officer of the Issuer Representative that, among other things, (i) if delivered together with any Financial Statement pursuant to clause (c) above, includes the calculations used in determining Excess Cash Flow, (ii) if delivered together with any Financial Statements pursuant to clauses (b) or (c) above, (A) demonstrates compliance with each financial covenant contained in Article 5 and (B) contains a detailed calculation of Additional Available Cash as of the date of such Financial Statements including any reduction thereof described in clauses (v) and (vi) of the definition thereof, and (iii) states that no Default is continuing as of the date of delivery of such Compliance

Certificate or, if a Default is continuing, states the nature thereof and the action that the Issuers propose to take with respect thereto.
          (e) Corporate Chart and Other Collateral Updates. Together with each delivery of any Financial Statement pursuant to clause (c) above, a certificate by a Responsible Officer of the Issuer Representative that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is correct and complete as of the date of such Compliance Certificate, (ii) there has been no material change in the information provided in the last Compliance Certificate delivered pursuant to this clause (e), as applicable, or, if there has been a material change in such information, complete and correct supplements to such Schedules have been delivered to the Purchasers or are attached to such certificate, and (iii) if any term of any Constituent Document of any Group Member has been modified on or prior to the date of delivery of such Compliance Certificate in accordance with Section 8.11, complete and correct copies of all documents evidencing such modification have been delivered to the Purchasers or are attached to such certificate.
          (f) Additional Projections. As soon as available and in any event not later than 30 days after the beginning of each Fiscal Year, (i) forecasts prepared by management of the Issuers including in such forecasts (A) a projected Consolidated balance sheet, income statement and statement of cash flows and (B) a statement of all of the material assumptions on which such forecasts are based for each Fiscal Quarter in such Fiscal Year containing substantially the same type of financial information as that contained in the Initial Projections.
          (g) Audit Reports, Management Letters, Etc. Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Issuer Representative as part of the Compliance Certificate delivered in connection with such Financial Statements.
          (h) Other. Reasonably promptly after request, such documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Note Party (and during the continuance of a Default, any Group Member) as the Required Purchasers may from time to time reasonably request.
          Section 6.2 Other Events. The Issuer Representative shall give the Purchasers notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Note Party knows:
          (a) (i) the occurrence or existence of any Default or Event of Default and (ii) any event that such Responsible Officer believes would reasonably be expected to have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith;
          (b) [Reserved.];

          (c) the commencement of any action, investigation, suit or proceeding by or before any Governmental Authority brought against any Group Member that would reasonably be expected to have a Material Adverse Effect;
          (d) notice of any material civil or criminal investigation or the commencement of proceedings before any Governmental Authority alleging a material violation of any Health Care Laws;
          (e) [Reserved.];
          (f) any default under (after the expiration of any cure period with respect to such default and after giving effect to any written waiver of such default) any Senior Loan Document; and
          (g) any material default under any Material Agreement (after the expiration of any cure period with respect to such default and after giving effect to any written waiver of such default) or any termination of any Material Agreement, other than a termination in connection with the replacement thereof with an agreement or agreements not materially less favorable to the Note Parties.
Each notice pursuant to this Section shall be in electronic form accompanied by a statement by a Responsible Officer on behalf of the Issuer Representative setting forth details of the occurrence referred to therein, and stating what action the Issuers or other Person proposes to take with respect thereto and at what time.
          Section 6.3 Copies of Notices and Reports. The Issuer Representative shall promptly deliver to the Purchasers copies of each of the following: (a) all reports that Holdings transmits to its security holders generally, (b) all periodic reports and reports on Form 8-K that any Group Member files with the Securities and Exchange Commission and (c) all material documents transmitted or received pursuant to, or in connection with, any Related Document.
          Section 6.4 Labor Matters. The Issuer Representative shall give the Purchasers notice of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after any Responsible Officer of any Note Party knows: (a) the commencement of any material labor dispute to which any Group Member is a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities and (b) the incurrence by any Group Member of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any plant or other facility of any such Person (other than, in the case of this clause (b), those that would not, in the aggregate, be reasonably expected to have a Material Adverse Effect).
          Section 6.5 ERISA-Related Information. The Issuer Representative shall supply to the Purchasers:
          (a) promptly and in any event within 15 days after any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Title IV Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B);
          (b) promptly and in any event within 30 days after any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the ERISA Affiliate describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (g) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (e) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; and
          (c) promptly and in any event within 30 days after the adoption of, or the commencement of contributions to, any Benefit Plan subject to Section 412 of the Code or Title IV of ERISA by any ERISA Affiliate, or the adoption of any amendment to a Benefit Plan subject to Section 412 of the Code or Title IV of ERISA which results in a material increase in contribution obligations of any ERISA Affiliate, a detailed written description thereof from the chief financial officer of such ERISA Affiliate.
ARTICLE 7
AFFIRMATIVE COVENANTS
          Each of Holdings and each Issuer agrees with the Purchaers to each of the following, as long as any Obligation (other than any Contingent Note Document Obligation) remains outstanding:
          Section 7.1 Maintenance of Corporate Existence. Each Group Member shall preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Sections 8.4 and 8.7.
          Section 7.2 Compliance with Laws, Etc. Each Group Member shall comply with all applicable Requirements of Law, except for such failures to comply that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          Section 7.3 Payment of Obligations. Each Group Member shall pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other material lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Group Member, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.
          Section 7.4 Maintenance of Property. Each Group Member shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business and (b) all rights, Permits, licenses, approvals and privileges necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          Section 7.5 Maintenance of Insurance. Each Group Member shall (a) maintain or cause to be maintained in full force and effect all policies of insurance with respect to the property and businesses of the Group Members (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of any Issuer) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Group Members. Notwithstanding the requirement above, Federal Flood Insurance shall not be required for (x) real property not located in a Special Flood Hazard Area, or (y) real property located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.
          Section 7.6 Keeping of Books. The Group Members shall keep proper Consolidated books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all material financial transactions and the assets and business of the Group Members.
          Section 7.7 Access to Books and Property. Each Note Party (and during the continuance of a Default, each Group Member) shall permit a representative selected by the Required Purchasers (the “Purchaser Representative”) and its Related Persons, as often as reasonably requested, at any reasonable time during normal business hours, with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required and each Purchaser may exercise all rights hereunder (including the right of inspection) at any and all times during the continuance thereof) to (a) visit and inspect the property of each Note Party (and during the continuance of a Default, each Group Member) and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Note Party (and during the continuance of a Default, each Group Member), (b) discuss the affairs, finances and accounts of each Note Party (and during the continuance of a Default, each Group Member) with any officer or director of any Note Party (and during the continuance of a Default, any Group Member) and (c) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Note Party (and during the continuance of a Default, each Group Member); provided, the Note Parties shall not be responsible for costs and expenses other than those of the Purchaser Representative once per year unless an Event of Default has occurred and is continuing; provided further that any annual inspection shall be conducted on a single date for all Purchasers each year. Each Note Party (and during the continuance of a Default, each Group Member) shall authorize their respective registered certified public accountants (including the Group Members’ Accountants) to communicate directly with the Purchaser Representative and its Related Persons and to disclose to the Purchaser Representative and its Related Persons all financial statements and other documents and information as they might have and the

Purchaser Representative reasonably requests with respect to any Note Party (and during the continuance of a Default, any Group Member).
          Section 7.8 Environmental. Each Group Member shall comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary for such Group Member to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply or maintain that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          Section 7.9 Use of Proceeds. The proceeds of the sale of the Notes shall be used by the Issuers (and, to the extent distributed to them by the Issuers, each other Group Member) solely (a) to consummate the Related Transactions, the Exchange Offer and for the payment of related transaction costs, fees and expenses and (b) for the payment of transaction costs, fees and expenses incurred in connection with the Note Documents and the transactions contemplated therein.
          Section 7.10 Additional Guaranties. To the extent not delivered to the Purchasers on or before the Closing Date (including Persons that become, after the Closing Date, Domestic Subsidiaries of any Note Party, each Group Member shall, promptly, do each of the following, unless otherwise agreed by the Required Purchasers:
          (a) deliver to the Purchasers such modifications to the terms of the Note Documents (or such other documents), in each case substantially in the same form as delivered to the Senior Agent under the Senior Credit Agreement in order to ensure that each Subsidiary of any Note Party that has entered into Guaranty Obligations with respect to the Senior Loan Obligations shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Issuers;
          (b) [Reserved.];
          (c) [Reserved.];
          (d) take all other actions necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation set forth in the Note Documents executed on the Closing Date; and
          (e) if delivered to the Senior Agent, deliver to the Purchasers legal opinions relating to the matters described in this Section 7.10, which opinions shall be substantially in the form delivered to the Senior Agent in connection with the comparable guaranty of the Senior Lenders.
          Section 7.11 [Reserved].
          Section 7.12 Compliance Program. The Group Members shall continue to maintain a compliance program related to their obligations as a “business associate” of “covered entities,” as such terms are defined by HIPAA, including employee training and policies and procedures on the appropriate use and disclosure of protected health information. The Group Members shall revise and update such compliance program, as appropriate, to take into account any changes in law or regulation affecting such program in any material respect.
ARTICLE 8
NEGATIVE COVENANTS
          Each of Holdings and each Issuer agrees with the Purchasers to each of the following, as long as any Obligation (other than any Contingent Note Document Obligation) remains outstanding:
          Section 8.1 Indebtedness. No Group Member shall incur or otherwise remain liable with respect to, any Indebtedness except for the following:
          (a) the Obligations;
          (b) Indebtedness existing on the date hereof and set forth on Schedule 8.1, together with any Permitted Refinancing thereof;
          (c) Indebtedness consisting of Capitalized Lease Obligations (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) and purchase money Indebtedness to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Group Member, in each case incurred by any Group Member (other than Holdings) together with any Permitted Refinancing thereof; provided, however, that (i) the aggregate outstanding principal amount of all such Indebtedness permitted under this clause (c) does not exceed $5,750,000 (plus $1,150,000 per Fiscal Year occurring after the 2010 Fiscal Year) at any one time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value (calculated at the time an acquisition, repair, improvement or construction is made) of the property so acquired or built or of such repairs or improvements financed, whether directly or through a Permitted Refinancing, with such Indebtedness;
          (d) Capitalized Lease Obligations incurred by any Group Member (other than Holdings) arising under Sale and Leaseback Transactions involving the sale of assets permitted hereunder in reliance upon Sections 8.4(d) or (e);
          (e) Indebtedness owed by one Group Member to any other Group Member to the extent that the resulting Investment held by the payee of such Indebtedness constitutes a Permitted Investment under Section 8.3(e);
          (f) (i) obligations under Interest Rate Contracts entered into to comply with Section 7.13 of the Senior Credit Agreement and (ii) obligations under Hedging Agreements entered into in the Ordinary Course of Business and not for speculation;
          (g) Guaranty Obligations of any Group Member with respect to Indebtedness of any Group Member (except with respect to Permitted Refinancings, for which Guaranty Obligations are permitted only to the extent set forth in the definition thereof), to the extent that such Guaranty constitutes a Permitted Investment under Section 8.3(e);
          (h) Indebtedness of any Group Member (other than Holdings) in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case, that are incurred in the Ordinary Course of Business and not in connection with the borrowing of money or Hedging Agreement;
          (i) Indebtedness of any Group Member consisting of (i) obligations to pay insurance premiums, or (ii) take or pay obligations contained in supply agreements, in each case, with such obligations arising in the Ordinary Course of Business and not in connection with the borrowing of money or Hedging Agreements;
          (j) Indebtedness pursuant to the Senior Loan Documents; provided, however, that the aggregate outstanding principal amount of all such Senior Loan Obligations (excluding Secured Hedging Obligations and Bank Product Obligations (as defined in the Subordination Agreement)) shall not exceed the Maximum Senior Principal Amount;
          (k) unsecured Indebtedness of any Group Member representing deferred compensation to employees, consultants or independent contractors of a Group Member incurred in the Ordinary Course of Business, or of a Person whose liability for such compensation has been assumed pursuant to a Permitted Acquisition;
          (l) Indebtedness in respect of automatic clearing house arrangements, employee issued credit or purchase cards and overdraft protections, in each case, incurred in the Ordinary Course of Business by any Group Member, provided that (i) such Indebtedness (other than credit or purchase cards) is extinguished within ten (10) Business Days of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within sixty (60) days of its incurrence;
          (m) Indebtedness of Excluded Foreign Subsidiaries, provided that such Indebtedness is for working capital or general corporate purposes in an aggregate principal amount not to exceed $8,050,000 at any time outstanding;
          (n) to the extent constituting Indebtedness, any earn-out or similar obligations of any Group Member incurred in connection with Permitted Acquisitions;
          (o) Indebtedness, and any Permitted Refinancing thereof, (i) of a Person which became a Group Member after the Closing Date that existed at the time such Person became a Group Member, provided that such Indebtedness was not incurred in contemplation of such Person becoming a Group Member or (ii) otherwise incurred in connection with a Permitted Acquisition and subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent; provided, however, that all such Indebtedness under this clause (o) shall not exceed $5,750,000 in the aggregate at any time outstanding;
          (p) other Indebtedness of any Group Member (other than Holdings) not exceeding in the aggregate at any time outstanding $1,725,000;
          (q) Indebtedness of Holdings or MedQuist owing to former officers, directors, consultants and employees (or any spouses, ex-spouses or estates of any of the foregoing) of a Group Member incurred in connection with the repurchase of Stock and Stock Equivalents of Holdings or MedQuist that have been issued to such Persons, provided that the amount of such Indebtedness pursuant to this clause (q) shall not exceed an aggregate outstanding principal balance of $5,000,000 at any time, and the Indebtedness pursuant to this clause (q) shall be subordinated to the Obligations on terms and conditions reasonably acceptable to the Required Purchasers; and
          (r) all customary premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness described in each of Sections 8.1(a) through (q) above.
          Section 8.2 Liens. No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, except for the following:
          (a) Liens created pursuant to any Senior Loan Document;
          (b) Customary Permitted Liens of Group Members;
          (c) Liens existing on the date hereof and set forth on Schedule 8.2;
          (d) Liens on the property of any Group Member (other than Holdings) securing Indebtedness of such Group Member permitted hereunder in reliance upon Section 8.1(c); provided, however, that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 90 days after, the acquisition, repair, improvement or construction of, such property financed, whether directly or through a Permitted Refinancing, by such Indebtedness and (ii) such Liens do not extend to any property of any Group Member other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed, whether directly or through a Permitted Refinancing, by such Indebtedness;
          (e) Liens on the property of Group Members securing the Permitted Refinancing of any Indebtedness secured by any Lien on such property permitted hereunder in reliance upon clause (c) or (d) above or this clause (e) without any change in the property subject to such Liens;
          (f) Liens with respect to the Property of any Excluded Foreign Subsidiary securing Indebtedness of such Excluded Foreign Subsidiary that is permitted under Section 8.1(m);
          (g) Liens with respect to Indebtedness permitted under Section 8.1(e) and (g), provided that (i) any Indebtedness owing by a Note Party to a Person who is not a Note Party shall not be secured at any time unless such Indebtedness is Junior Subordinated Debt and (ii) any Guaranty Obligation of a Subsidiary that is not a Note Party may not be secured by Property of any other Note Party;
          (h) Liens on Property which is the subject of a Capitalized Lease Obligation permitted by Section 8.1(d);
          (i) Liens on Property acquired in connection with a Permitted Acquisition that was subject to such Lien prior to such Permitted Acquisition to the extent such Lien was not made in connection with or in contemplation of such Permitted Acquisition and which only secures Indebtedness permitted to be assumed in connection with such Permitted Acquisition or any Permitted Refinancing thereof; and

          (j) Liens on Property of Group Members not otherwise permitted by this Section 8.2 so long as the aggregate principal amount of Indebtedness and other obligations secured thereby does not exceed $1,150,000 at any time.
          Section 8.3 Investments. No Group Member shall make or maintain any Investment except for the following:
          (a) Investments existing on the date hereof and set forth on Schedule 8.3;
          (b) Investments in cash and Cash Equivalents;
          (c) (i) endorsements for collection or deposit in the Ordinary Course of Business consistent with past practice, (ii) extensions of trade credit arising or acquired in the Ordinary Course of Business and (iii) Investments acquired in connection with the settlement of delinquent accounts arising in the Ordinary Course of Business, in connection with the bankruptcy or reorganization of suppliers or customers or as security for such claims, or upon the foreclosure by a Note Party of its Lien with respect to any secured Investment;
          (d) Investments by Note Parties made as part of a Permitted Acquisition and Investments held by any Person acquired as part of a Permitted Acquisition (and not made in connection with or in contemplation of such Permitted Acquisition);
          (e) Investments by (i) any Note Party in or to any other Note Party (other than Holdings, except to the extent such Investment could be made as a Restricted Payment to Holdings), (ii) any Note Party in or to a Group Member which is not a Note Party not to exceed, for all such Investments, (x) $4,600,000 in the aggregate outstanding at any time when the Consolidated Total Leverage Ratio of Holdings is equal to or greater than 1.50:1.00 and (y) $4,600,000 plus Additional Available Cash at any time when the Consolidated Total Leverage Ratio of Holdings is less than 1.50:1.00 or (iii) a Group Member which is not a Note Party to another Group Member and (y) any Investment constituting an extension of credit to a Note Party described in clause (i) or (iii), is expressly subordinated to the repayment of the Obligations;
          (f) loans and advances to officers, directors, consultants and employees of a Group Member (i) to finance the purchase of Stock and Stock Equivalents of Holdings or MedQuist, provided that the amount of such loans and advances used to acquire such Stock and Stock Equivalents shall not exceed an aggregate outstanding principal balance of $575,000 at any time, (ii) for reasonable and customary business related travel expenses, entertainment expenses and moving expenses, and similar expenses, in each case, incurred in the Ordinary Course of Business and with loans and advances for all such expenses not to exceed $575,000 in the aggregate outstanding at any time, and (iii) for additional purposes not contemplated by clause (i) or (ii) above, provided that the aggregate principal amount at any time outstanding with respect to this clause 8.3(f)(iii) shall not exceed $575,000;
          (g) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Sections 8.4(a), (d) or (e); provided that the aggregate principal amount at any time outstanding with respect to such Investments received under Section 8.4(a) shall not exceed $1,150,000;
          (h) Investments made to repurchase or retire Stock or Stock Equivalents of Holdings (or any direct or indirect parent thereof) or MedQuist in accordance with Section 8.5(d);

          (i) Guarantees by a Group Member of leases (other than of Capital Leases) or of other obligations that do not constitute Indebtedness, in each case, entered into in the Ordinary Course of Business;
          (j) Guarantees permitted under Section 8.1;
          (k) advances made in connection with purchases of goods or services in the Ordinary Course of Business;
          (l) deposits of cash made in the Ordinary Course of Business to secure performance of operating leases;
          (m) Investments in Hedging Agreements and Interest Rate Contracts permitted under Section 8.1(f);
          (n) Investments in the common Stock of MedQuist made in connection with the Exchange Offer; and
          (o) other Investments not exceeding (i) $2,300,000 in the aggregate since the Closing Date plus (ii) Additional Available Cash to the extent the Consolidated Total Leverage Ratio of Holdings both before and after giving effect to such Investment is less than 1.50:1.00.
          Section 8.4 Asset Sales. No Group Member shall Sell any of its Property (other than cash), enter into any Sale and Leaseback Transaction or (other than with respect to Holdings) issue shares of its own Stock, except for the following:
          (a) In each case to the extent entered into in the Ordinary Course of Business (i) obsolete, worn-out, used or surplus Property to the extent such Property is not necessary for the operation of the Group Members’ businesses; (ii) inventory, equipment and goods sold; and (iii) cash and Cash Equivalents;
          (b) (i) any Sale of any property by (A) any Note Party to any other Note Party (other than Holdings, except to the extent that such property could be distributed as a Restricted Payment to Holdings) and (B) any Group Member that is not a Note Party to any other Group Member that is not a Note Party, (ii) any Sale by any Note Party to a Group Member that is not a Note Party and any Sale by a Group Member that is not a Note Party to any Note Party provided that all such Sales do not exceed in the aggregate (x) $1,150,000 for all such sales made at any time when the Consolidated Total Leverage Ratio of Holdings is equal to or greater than 1.5:1.0, (y) $5,750,000 for all such sales made at any time when the Consolidated Total Leverage Ratio of Holdings is equal to or greater than 1.0:1.0 and less than 1.5:1.0 and (z) $11,500,000 for all such sales at any time when the Consolidated Total Leverage Ratio of Holdings is less than 1.0:1.0, and provided further that to the extent any such Sale under this clause (ii) is not for fair market value, the resulting Investment by such Note Party constitutes a Permitted Investment under Sections 8.3(e) or (o), (iii) any Restricted Payment by any Group Member permitted pursuant to Section 8.5 and (iv) any distribution by Holdings of the proceeds of Restricted Payments from any other Group Member to the extent permitted in Section 8.5;
          (c) (i) any Sale or issuance by Holdings of its own Stock, (ii) any Sale or issuance by any Group Member of its own Stock to any Note Party, or by any Group Member that is not a Note Party to another Group Member that is not a Note Party to the extent that the resulting Investment is a Permitted Investment under Section 8.3(e); provided, however, that the proportion of the Stock of any Group Member (both on an outstanding and fully-diluted basis) held by the Note Parties, taken as a whole, is not reduced as a result of such Sale or issuance and (iii) to the extent necessary to satisfy any Requirement of Law in the jurisdiction of incorporation of any Group Member, any Sale or issuance by such Group Member of its own Stock constituting directors’ qualifying shares or nominal holdings;
          (d) dispositions of Property not otherwise permitted hereunder that are made for fair market value; provided, that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash or Cash Equivalents, (iii) the aggregate fair market value of all Property so sold by the Group Members, together, shall not exceed in any Fiscal Year the greater of (x) one percent (1%) of the total assets of the Group Members reflected on the Financial Statements delivered to the Administrative Agent in accordance with Section 6.1 for the preceding Fiscal Year, and (y) $2,875,000 and (iv) after giving effect to such disposition, the Note Parties are in compliance on a pro forma basis with the covenants set forth in Article 5, recomputed for the most recent Fiscal Quarter for which Financial Statements have been delivered;
          (e) other dispositions of Property the fair market value of which shall not exceed, in the aggregate, $575,000;
          (f) any (i) sale or discounting of accounts receivable arising in the Ordinary Course of Business in connection with the compromise or collection thereof and (ii) involuntary sale, transfer, assignment or other disposition resulting from a Property Loss Event upon the receipt of the applicable net proceeds for such Property Loss Event;
          (g) licenses, sublicenses, leases or subleases granted in the Ordinary Course of Business not interfering with the business of the Group Members in any material respect;
          (h) Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement Property;
          (i) the Group Members may effect any transaction permitted by Section 8.3, 8.5 or 8.7;
          (j) lease of any tangible Property and licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case, in the Ordinary Course of Business;
          (k) the RCM Sale;
          (l) the A-Life Sale; and
          (m) dispositions of any Property between or among the Group Members as a substantially concurrent interim disposition in connection with a disposition of such Property otherwise permitted pursuant to clauses (a) through (k) above.

          Section 8.5 Restricted Payments. No Group Member shall declare, pay or make any Restricted Payment except for the following (and Holdings shall not use the proceeds of any Restricted Payment made in reliance under clause (c) below other than as set forth in such clause (c)):
          (a) Restricted Payments (i) by a Note Party to any Note Party other than Holdings (except as otherwise permitted under any other clause of this Section 8.5) and (ii) by any Group Member that is not a Note Party to any Group Member;
          (b) dividends and distributions declared and paid on the common Stock of any Group Member ratably to the holders of such common Stock and payable only in common Stock of such Group Member;
          (c) cash dividends or distributions on the Stock of the Group Members (other than Holdings) to Holdings paid and declared solely for the purpose of funding the following:
     (i) payments by Holdings in respect of taxes then due and owing by Holdings in respect of the other Group Members;
     (ii) ordinary operating expenses of Holdings; provided, however, that the amount of such cash dividends paid in any Fiscal Year shall not exceed $6,000,000 in the aggregate;
     (iii) payments with respect to withholding or similar taxes payable or expected to be payable by or with respect to any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) for any repurchases of Stock or Stock Equivalents in Holdings including deemed repurchases in connection with the exercise of stock options, provided in each case that payments made under this clause (iii) shall not exceed $500,000 in the aggregate; and
     (iv) to pay the consideration necessary to consummate any Permitted Acquisition in accordance with the agreements evidencing such Permitted Acquisition;
provided, however, that no action that would otherwise be permitted hereunder in reliance upon this clause (c) (other than clause (i) or (ii) above) shall be permitted if a Default is then continuing or would result therefrom;
          (d) the Group Members may redeem, acquire, retire or repurchase (and the Group Members may declare and pay cash Restricted Payments to another Group Member (or any direct or indirect parent thereof), the proceeds of which are used to so redeem, acquire, retire or repurchase) shares of Stock or Stock Equivalents of Holdings or any Excluded Foreign Subsidiary (or any options or warrants or stock appreciation rights issued with respect to any of such Stock or Stock Equivalents) (or to allow Holdings (or any direct or indirect parent thereof) or any Excluded Foreign Subsidiary to so redeem, retire, acquire or repurchase its Stock or Stock Equivalents) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of a Group Member (or any direct or indirect parent thereof), with the proceeds of cash Restricted Payments from a Group Member, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that
     (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;
     (ii) the aggregate Restricted Payments permitted in any fiscal year of Holdings shall not exceed $5,000,000; and
     (iii) with respect to any redemption of Stock or Stock Equivalents in an Excluded Foreign Subsidiary or Stock or Stock Equivalents held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of an Excluded Foreign Subsidiary, such Restricted Payment shall be funded solely by such Excluded Foreign Subsidiary or with the proceeds of an Investment in such Excluded Subsidiary permitted under Section 8.3 hereof;
          (e) Holdings may redeem in whole or in part any of its Stock or Stock Equivalents for another class of Stock or Stock Equivalents of Holdings or rights to acquire Stock or Stock Equivalents in Holdings, provided that (i) the funds used to effect such redemption shall be provided solely from concurrent equity contributions or issuances of new shares of Holdings’ Stock or Stock Equivalents and (ii) any terms and provisions material to the interests of the Purchasers, when taken as a whole, contained in such other class of Stock or Stock Equivalents are at least as advantageous to the Purchasers as those contained in the Stock or Stock Equivalents redeemed thereby; and
          (f) Restricted Payments by the Group Members to fund Investments permitted by Sections 8.3(e) or (o);
          (g) cash dividends and distributions by any Group Member to fund indemnification payments owed by Holdings to selling shareholders under stockholders or registration rights agreements entered into in connection with the Exchange Offer or the Holdings IPO or owed by Holdings under the Sponsor Consulting Agreement; provided, that at the time of any such dividend or distribution, no Default or Event of Default shall exist or shall result therefrom;
          (h) repurchases of Stock of selling shareholders other than CBay in connection with the Exchange Offer or the Holdings IPO for consideration not to exceed $5,000,000 in the aggregate; provided, that at the time of any such repurchase, no Default or Event of Default shall exist or shall result therefrom;
          (i) cash dividends and distributions by any Group Member to fund Holdings’ obligation arising under the Sponsor Consulting Agreement to reimburse Sponsor and Lehman for out-of-pocket expenses not to exceed $250,000 per Fiscal Year; provided, that at the time of any such dividend or distribution, no Default or Event of Default shall exist or shall result therefrom; and

          (j) other Restricted Payments by the Group Members not to exceed $500,000 in the aggregate during the term of this Agreement plus, to the extent the Consolidated Total Leverage Ratio of Holdings is less than 1.00:1.00 both before and after giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith, Additional Available Cash; provided, that at the time any such Restricted Payment is made no Default or Event of Default shall exist or shall result therefrom.
          Section 8.6 Prepayment of Indebtedness. No Group Member shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity date thereof any Junior Subordinated Debt, or set apart any property for such purpose, whether to a sinking fund, a similar fund or otherwise, make any payment in violation of any subordination or intercreditor terms applicable to any such Indebtedness.
          Section 8.7 Fundamental Changes. No Group Member shall merge, consolidate or amalgamate with any Person, or liquidate or dissolve, except for the following:
          (a) to consummate any Permitted Acquisition;
          (b) a Note Party may merge, amalgamate or consolidate with, or dissolve or liquidate into any other Note Party (other than Holdings), or may merge, amalgamate or consolidate with any other Person that is incorporated or otherwise organized under the laws of a state of the United States of America, provided that (i) an Issuer shall be the continuing or surviving entity, or if an Issuer is not involved with such merger, amalgamation or consolidation, such Guarantor or such other Person, as the case may be, shall be the continuing or surviving entity, (ii) if such other Person constitutes the continuing or surviving entity, it shall have become a Guarantor simultaneously with such transaction and satisfied the requirements of Section 7.10, (iii) no Default or Event of Default shall have occurred and be continuing at the date of such merger, amalgamation, consolidation, dissolution or liquidation or would result therefrom and (iv) the Administrative Agent shall have a first priority Lien on all of the Stock and all Stock Equivalents on a fully diluted basis in the surviving Issuer, Guarantor or such other Person and on all Property of the surviving Issuer or Guarantor or to the extent required by Section 7.10, such other Person;
          (c) Holdings may merge, amalgamate or consolidate with, or dissolve or liquidate into, any other Note Party; provided that (i) no Default or Event of Default shall have occurred and be continuing at the date of such merger, amalgamation consolidation, dissolution or liquidation or would result therefrom, (ii) Holdings shall be the surviving entity and after giving effect to such merger, amalgamation consolidation, dissolution or liquidation Holdings shall be in compliance with the requirements of Section 8.8(b) and (iii) the requirements of Section 7.10 shall have been satisfied;
          (d) any Excluded Foreign Subsidiary may merge, amalgamate or consolidate with, or dissolve or liquidate into, another Excluded Foreign Subsidiary, provided that no Default or Event of Default shall have occurred and be continuing at the date of such merger, amalgamation consolidation, dissolution or liquidation or would result therefrom and the requirements of Section 7.10 shall have been satisfied;
          (e) any Guarantor (other than Holdings) may merge, amalgamate or consolidate with or into any Group Member that is not a Note Party; provided that if such

Guarantor is not the surviving entity or the surviving entity has not satisfied the requirements of Section 7.10, such merger, amalgamation or consolidation shall be deemed to be an “Investment” and subject to the limitations set forth in Section 8.3(e) or (o);
          (f) any Group Member (other than Holdings or an Issuer) may liquidate or dissolve if (x) the Issuers determine in good faith that such liquidation or dissolution is in the best interests of the Issuers and is not materially disadvantageous to the Purchasers and (y) to the extent such Group Member is a Guarantor, any Property not otherwise disposed of or transferred in accordance with Sections 8.3 or 8.4, or, in the case of any such business of such Group Member discontinued, such business, shall be transferred to, or otherwise owned or conducted by, another Guarantor or an Issuer after giving effect to such liquidation or dissolution
          (g) Holdings may convert to a Delaware corporation pursuant to the provisions of Section 265 of the Delaware Corporation Law; and
          (h) to the extent not otherwise permitted by this Section 8.7, the Group Members may consummate (i) a merger, dissolution, liquidation, consolidation or amalgamation, the purpose of which is to effect a disposition permitted pursuant to Section 8.4 or (ii) a merger the purpose of which is to effect an Investment permitted pursuant to Section 8.3, provided that, in each case, (x) no Default or Event of Default would result from the consummation thereof, (y) if such merger, dissolution, liquidation, consolidation or amalgamation undertaken to effect an Investment pursuant to clause (ii) above involves an Issuer or a Guarantor, such Issuer, or if an Issuer is not involved, such Guarantor, shall be the continuing or surviving entity and (z) the parties shall have satisfied the requirements of Section 7.10.
          Section 8.8 Change in Nature of Business. (a) No Group Member (other than Holdings) shall engage in any material line of business substantially different from those lines of business carried on by it on the date hereof or any business reasonably related thereto, complementary thereto, ancillary thereto or a reasonable extension thereof.
          (b) Holdings, and prior to the MedQuist Consolidation Date, MedQuist, shall not engage in any business activities or own any Property other than (i) ownership of the Stock and Stock Equivalents of its Subsidiaries or as permitted under Section 8.3, (ii) activities incidental to maintenance of its corporate existence or as otherwise permitted under this Agreement (including the payment of tax payables and other corporate overhead expenses), (iii) the Related Transactions, the Exchange Offer and the Holdings IPO, (iv) performing its obligations incidental to any of the foregoing under the Note Documents, other Indebtedness permitted by this Agreement and documentation entered into in connection with the Related Transactions, the Exchange Offer, the Holdings IPO or any Permitted Acquisition or Investment permitted by Section 8.3, (v) entering into and consummating transactions expressly permitted under this Agreement and (vi) making Restricted Payments permitted by Section 8.5.
          Section 8.9 Transactions with Affiliates. No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction with, or for the benefit of, any Affiliate of any Issuer that is not a Note Party (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for:
          (a) transactions expressly permitted by this Agreement;

          (b) transactions among Note Parties;
          (c) transactions among Group Members that are not Note Parties;
          (d) tax sharing arrangements on customary terms entered into among the Group Members to provide for the allocation of the tax liability to be discharged with a Restricted Payment under Section 8.5(c)(i);
          (e) any issuance of Stock or Stock Equivalents in Holdings, or other payments, awards or grants in cash or Stock or Stock Equivalents of Holdings pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of Holdings and in accordance with Requirements of Law, and any issuance of Stock of MedQuist upon the exercise of stock options existing on the Closing Date;
          (f) employment and severance arrangements and health, disability and similar insurance or benefit plans between Group Members and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock and Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the Ordinary Course of Business or as otherwise approved by the board of directors of the applicable Group Member;
          (g) payment of reasonable compensation to officers and employees for actual services rendered to Group Members (other than an Excluded Foreign Subsidiary unless such payment is funded solely by such Excluded Foreign Subsidiary or with the proceeds of an Investment in such Excluded Foreign Subsidiary permitted under Section 8.3 hereof) in the Ordinary Course of Business;
          (h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, consultants (other than Sponsor or its Affiliates), officers and employees of Group Members in the Ordinary Course of Business to the extent attributable to the ownership or operation of any Group Member (other than an Excluded Foreign Subsidiary unless such payment is funded solely by such Excluded Foreign Subsidiary or with the proceeds of an Investment in such Excluded Foreign Subsidiary permitted under Section 8.3);
          (i) the Related Transactions, the Exchange Offer, the Holdings IPO and the payment of expenses (subject to the limitations set forth in clauses (j) and (k) below with respect to the expenses described therein) with respect thereto;
          (j) reimbursement of expenses of selling shareholders by Holdings required under stockholders or registration rights agreements entered into in connection with the Exchange Offer or the Holdings IPO in an aggregate amount not to exceed $2,500,000; provided, that at the time of any such payment, no Default or Event of Default shall exist or shall result therefrom;
          (k) payments by Holdings to the Sponsor or directors of Holdings designated by the Sponsor required under agreements to be entered into by Holdings in connection with the Exchange Offer or the Holdings IPO in an aggregate amount not to exceed $12,000,000;

provided, that at the time of any such payment, no Default or Event of Default shall exist or shall result therefrom;
          (l) transactions pursuant to permitted agreements in existence or contemplated on the Closing Date and set forth on Schedule 8.9 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Purchasers in any material respect;
          (m) Restricted Payments permitted under Section 8.5;
          (n) mergers, consolidations, amalgamations, liquidations and dissolutions permitted under Section 8.7;
          (o) Investments permitted by Section 8.3;
          (p) payments to the Sponsor or Lehman in the Stock of Holdings under the Sponsor Consulting Agreement to satisfy the remaining fees payable thereunder;
          (q) payments to Sponsor or shareholders of any Group Member to the extent such payments could be made as Restricted Payments under Sections 8.5(g), (h) and (i); and
          (r) all other transactions entered into pursuant to the reasonable requirements of the business of such Group Member upon fair and reasonable terms substantially as favorable to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of any Group Member.
          Section 8.10 Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. No Group Member shall incur or otherwise suffer to exist or become effective any Contractual Obligation limiting the ability of any Subsidiary of Holdings to make Restricted Payments to, or loans or advances to, or repay Indebtedness or Sell property to, any Group Member which is a direct or indirect parent entity of such Subsidiary, except (i) Contractual Obligations that exist on the Closing Date and (to the extent not otherwise permitted by this Section 8.10 are listed on Schedule 8.10 hereto) any refinancings and extensions of any such Contractual Obligations if the terms and conditions thereof, taken as a whole, do not materially expand the scope of such limitation, (ii) Contractual Obligations representing Indebtedness of a Group Member that is not a Guarantor to the extent such Indebtedness is permitted by Section 8.1, (iii) Contractual Obligations that are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under this Agreement, that is applicable solely to such joint venture, (iv) Contractual Obligations that are binding on a Group Member at the time such Group Member first becomes a Group Member, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Group Member, (v) Contractual Obligations that arise pursuant to agreements entered into with respect to any sale, transfer, lease or other disposition of Property or a Person permitted by Section 8.4 and apply solely to the Property or Person to be so sold, transferred, leased or otherwise disposed of, (vi) Contractual Obligations that are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the Property subject thereto, (vii) customary net worth provisions contained in real property leases entered into by a Group Member, so long as the Issuers have determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Group Members to meet their respective ongoing obligations and (viii) restrictions contained in the Note Documents.
          Section 8.11 Modification of Certain Documents. No Group Member shall do any of the following:
          (a) waive or otherwise modify any term of any Constituent Document of any Note Party (including the terms of any of their outstanding Stock or Stock Equivalents), except for those modifications and waivers that do not adversely affect the interests of the Purchasers;
          (b) waive or otherwise modify any term of any Material Agreement except for those modifications and waivers that would not reasonably be expected to have a Material Adverse Effect; and
          (c) waive or otherwise modify any term of any Junior Subordinated Debt except in a manner permitted by the subordination provisions therein or the subordination agreement applicable thereto, as applicable.
          Section 8.12 Fiscal Year. No Group Member shall change its Fiscal Year or its method for determining Fiscal Quarters or fiscal months.
          Section 8.13 Margin Regulations. No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.
          Section 8.14 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, be reasonably expected to have a Material Adverse Effect. No Group Member shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.
          Section 8.15 Hazardous Materials. No Group Member shall cause or allow any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities, other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          Section 8.16 Limitation on Layering Indebtedness Notwithstanding the provisions of Section 8.1, the Note Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur or suffer to exist any Indebtedness that is both contractually subordinate or junior in right of payment to the Senior Loan Obligations and senior in right of payment to the Obligations, excluding the effect of any Liens which are Permitted Liens.
          Section 8.17 Excess Cash Flow. Unless the Purchasers otherwise agree in writing, the Issuers shall not agree or otherwise permit the percentage of “Excess Cash Flow”, or any such similar concept, required to be paid to the Senior Lenders under the Senior Credit Agreement (as in effect on the date hereof), to be reduced; provided, that if the Consolidated Total Leverage Ratio is 2.00:1.00 or less (A) for the last Fiscal Quarter of such corresponding Fiscal Year for which such Excess Cash Flow amount has been determined (B) from such date until such Excess Cash Flow payment is actually made to the Senior Lenders and (C) on a pro forma basis for the first full Fiscal Quarter ending after such payment, then notwithstanding this Section 8.17, the Issuers shall be permitted to pay a lesser percentage of Excess Cash Flow than such amounts otherwise required hereby.
          Section 8.18 Notwithstanding anything contained in this Article 8, during the period commencing on the Closing Date until, but excluding, the Funding

Date, the Group Members shall not be obligated to comply with the covenants in this Article 8 to the extent such covenants would result in a breach or cause a default under any other Contractual Obligation to which the Group Members are party which was (i) effective prior to the Closing Date, (ii) not entered into in contemplated of entering into this Agreement or the other Note Documents and (iii) not a Contractual Obligation to which only the Group Members are a party.
ARTICLE 9
EVENTS OF DEFAULT
          Section 9.1 Definition. Each of the following shall be an Event of Default:
          (a) the Issuers shall fail to pay (i) any principal of or premium on any Note when the same becomes due and payable or (ii) any interest on any Note, any fee under any Note Document or any other Obligation (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of five (5) days after the due date therefor; or
          (b) any representation, warranty or certification made or deemed made by any Note Party (or any Responsible Officer thereof) in any Note Document shall prove to have been incorrect in any material respect (without duplication of any materiality qualifier contained herein or therein) when made or deemed made; or
          (c) any Note Party shall fail to comply with (i) any provision of Article 5 (Financial Covenants), Section 6.2(a)(i) (Other Events), Section 7.1 (Maintenance of Corporate Existence), Section 7.9 (Use of Proceeds) or Article 8 (Negative Covenants), (ii) any provision of Section 6.1 (Financial Statements) if, in the case of this clause (ii), such failure shall remain unremedied for 15 days after the earlier of (A) the date on which a Responsible Officer of any Note Party becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Issuer Representative by the Purchasers or (iii) any other provision of any Note Document if, in the case of this clause (iii), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of any Note Party becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Issuer Representative by the Purchasers; or
          (d) (i) any Group Member shall fail to make beyond any applicable cure period any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of any Group Member (other than the Obligations or the Senior Loan Obligations) and, in each case, such failure relates to Indebtedness having a principal amount of $5,000,000 or more, (ii) any other event shall occur or condition shall exist beyond any applicable cure period under any Contractual Obligation relating to any Indebtedness (other than the Obligations) having a principal amount of $5,000,000 or more or any Senior Loan Obligations, if the effect of such event or condition is to accelerate the maturity of such Indebtedness or (iii) any Indebtedness (other than the Obligations) having a principal amount of $5,000,000 or more or any Senior Loan Obligations shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment or a mandatory prepayment), prior to the stated maturity thereof; or

          (e) (i) any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur (including without limitation any entry of an order for relief in any such proceeding) or (iii) any Group Member shall take any corporate or similar action to authorize any action described in clause (i) or (ii) above; or
          (f) one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (i)(A) in the case of monetary judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $5,000,000 or (B) in the case of non-monetary judgments, that would have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 60 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or
          (g) except pursuant to a valid, binding and enforceable termination or release permitted under the Note Documents and executed by the Purchasers or as otherwise expressly permitted under any Note Document, (i) any material provision of any Note Document shall, at any time after the delivery of such Note Document, fail to be valid and binding on, or enforceable (other than pursuant to the express terms thereof) against, or shall be revoked or repudiated by any Note Party party thereto, (ii) any subordination provision set forth in any document governing Junior Subordinated Debt shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any holder of Junior Subordinated Debt or any such holder shall so state in writing, or (iii) any Group Member shall state in writing that any of the events described in clause (i) shall have occurred; or
          (h) any Material Agreement shall be terminated for any reason unless (i) such Material Agreement is replaced with an agreement that is not materially less favorable to the Group Members, (ii) existing Material Agreements provide substantially the same benefits as such terminated Material Agreement as are necessary for the proper conduct of such Group Member’s business as conducted as of the date of such termination, (iii) such Group Member has an alternative source of obtaining such benefits (including by internal development) or (iv) the termination of such Material Agreement could not reasonably be expected to have a Material Adverse Effect; or
          (i) any Holding Company shall incur any Indebtedness or issue any Stock or Stock Equivalent and use the proceeds of such incurrence or issuance to make dividend, payment or other distribution with respect to the holders of its Stock or Stock Equivalents;

          (j) there shall occur any Change of Control; or
          (k) either (i) one or more ERISA Events shall have occurred, (ii) there is or arises an Unfunded Pension Liability with respect to any Title IV Plan, or (iii) there is or arises any potential Withdrawal Liability, if any ERISA Affiliate were to withdraw completely from one or more Multiemployer Plans, and the liability of any ERISA Affiliate contemplated by the foregoing clauses (i), (ii) and (iii), either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.
          Section 9.2 Remedies. During the continuance of any Event of Default, the Required Purchasers may, by notice to the Issuer Representative and in addition to any other right or remedy provided under any Note Document or by any applicable Requirement of Law, declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon, whether payable in cash or in kind), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by Holdings and each Issuer (and, to the extent provided in any other Note Document, other Note Parties); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 9.1(e)(ii), each Obligation (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by Holdings and each Issuer (and, to the extent provided in any other Note Document, any other Note Party).
ARTICLE 10
RESERVED
ARTICLE 11
MISCELLANEOUS
          Section 11.1 Amendments, Waivers, Etc. (a) No amendment or waiver of any provision of any Note Document and no consent to any departure by any Note Party therefrom shall be effective unless the same shall be in writing and signed by the Required Purchasers and the Issuers; provided, however, that no amendment, consent or waiver shall, unless in writing and signed by each Purchaser directly affected thereby, in addition to any other Person the signature of which is otherwise required pursuant to any Note Document, do any of the following:
          (i) [Reserved.];
          (ii) reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, any outstanding Note owing to such Purchaser or (B) any fee or accrued interest payable to such Purchaser hereunder; provided, however, that this clause (ii) does not apply to (x) any reduction in incremental interest or fees payable during the continuance of an Event of Default or to any payment of any such incremental interest or fees;
          (iii) waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Note or fee owing to such Purchaser; provided, however, that this clause (iii) does not apply to any change to mandatory prepayments, including those required under Section 2.6;
          (iv) release all or substantially all of the Guarantors from their guaranty of the Obligations of the Issuers;
          (v) reduce or increase the proportion of Purchasers required for the Purchasers (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Purchasers”, “Pro Rata Share” or “Pro Rata Outstandings”; or
          (vi) amend Section 11.9 (Sharing of Payments), Section 2.10 (Application of Payments) or this Section 11.1;
it being agreed that all Purchasers shall be deemed to be directly affected by an amendment, consent or waiver of the type described in the preceding clauses (v) and (vi), and provided, further, that the consent of the Issuers shall not be required to change any order of priority set forth in Section 2.10(c). Notwithstanding the foregoing or anything else set forth herein to the contrary, no Sponsor Affiliated Purchaser shall have any voting or consent rights with respect to any matter under or with respect to any Note Document or constitute a “Purchaser” (or be, or have its Notes included in the determination of “Required Purchasers” or “Purchasers directly affected”) under or with respect to any provisions in any Note Document governing voting or consent rights, provided that (A) the principal of a Sponsor Affiliated Purchaser’s Notes may not be reduced or forgiven, and (B) the interest rate applicable to Obligations owing to a Sponsor Affiliated Purchaser may not be reduced in such a manner that by its terms affects such Purchaser more adversely than other Purchasers, in each case without the consent of such Purchaser.
          (b) Each waiver or consent under any Note Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Note Party shall entitle any Note Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
          Section 11.2 Assignments and Participations; Binding Effect. (a) Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Issuers and the Purchasers. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Issuers and the Purchasers and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Note Document, none of Holdings or the Issuers shall have the right to assign any rights or obligations hereunder or any interest herein.
          (b) Right to Assign. Each Purchaser may at any time sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its rights and obligations with respect to the Notes) to (i) any existing Purchaser, (ii) any Affiliate of any existing Purchaser which is under common control with such Purchaser or (iii) any other Person acceptable to the Required Purchasers, provided that, in the absence of an Event of Default, Required Purchasers may not assign any portion of its rights and obligations hereunder to any Person pursuant to clause (iii) who has been designated as unacceptable by Issuers in a writing delivered to and agreed to by the initial Purchasers prior to the Closing Date; provided further that no sale shall be made to a Group Member or an Affiliate of a Group Member (other than a Sponsor Affiliated Purchaser). Sponsor Affiliated Purchasers shall have no rights to receive notice of, attend or participate in any meetings with other Purchasers, receive information requested or prepared on behalf of the Purchasers, or otherwise have any rights of a Purchaser hereunder, other than the right to receive payments required hereunder.
          (c) [Reserved.]
          (d) Effectiveness. Subject to the recording of an Assignment by the Issuer Representative in the Register pursuant to Section 2.12(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Note Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Purchaser, including the obligation to deliver tax forms pursuant to Section 2.17(f), (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Note Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Purchaser’s rights and obligations under the Note Documents, such Purchaser shall cease to be a party hereto except that each Purchaser agrees to remain bound by Section 11.9 (Sharing of Payments).
          (e) Grant of Security Interests. In addition to the other rights provided in this Section 11.2, each Purchaser may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Notes), without notice to the Issuers and without the execution of an assignment agreement to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board) or (B) any holder of, or trustee for the benefit of the holders of, such Purchaser’s Securities; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Purchaser hereunder and no such Purchaser shall be relieved of any of its obligations hereunder.
          (f) Participants. In addition to the other rights provided in this Section 11.2, each Purchaser may, (x) without notice to or consent from any Issuer, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Note Documents (including all its rights and obligations with respect to the Notes); provided, however, that, whether as a result of any term of any Note Document or of such grant or participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to purchase Notes hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Purchaser hereunder, (ii) such Purchaser’s rights and obligations, and the rights and obligations of the Note Parties towards such Purchaser, under any Note Document shall remain unchanged and each other party hereto shall continue to deal solely with such Purchaser, which shall remain the holder of the Obligations in the Register, except that (A) each such participant shall be entitled to the benefit of Section 2.17 (Taxes), but only to the extent such participant delivers the tax forms such Purchaser is required to collect pursuant to Section 2.17(f) and then only to the extent of any amount to which such Purchaser would be entitled in the absence of any such participation; provided, however, that in no case (including pursuant to clause (A) above) shall a participant have the right to enforce any of the terms of any Note Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Purchaser’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Note Document or to exercise or refrain from exercising any powers or rights such Purchaser may have under or in respect of the Note Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(iv). Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Notes or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
          Section 11.3 Costs and Expenses. Any action taken by any Note Party under or with respect to any Note Document, even if required under any Note Document or at the request of any Purchaser, shall be at the expense of such Note Party, and no Purchaser shall be required under any Note Document to reimburse any Note Party or Group Member therefor except as expressly provided therein. In addition, the Issuers agree to pay or reimburse upon demand (a) the Purchasers for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Note Document, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including reasonable fees, charges and disbursements of legal counsel to the Purchasers or such Related Persons, and expenses related to Intralinks® or any other E-System), (b) each of the Purchasers for all reasonable out-of-pocket costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” (including, without limitation, fees and disbursements of consultants), (ii) the enforcement or preservation of any right or remedy under any Note Document, any Obligation or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Note Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel, and (c) reasonable fees and disbursements of one law firm on behalf of all Purchasers, incurred in connection with any matters referred to in clause (b) above.
          Section 11.4 Indemnities. (a) The Issuers agree to indemnify, hold harmless and defend the Purchasers and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Note Document, any Related Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Note, any Related Transaction, or any securities filing of, or with respect to, any Group Member, (ii) any commitment letter, proposal letter or term sheet in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding in connection with any of the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including reasonable and documented attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Issuers shall not have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matters, to the extent such liability has resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Any amounts payable under this Section shall be without duplication of any amounts payable in respect of Taxes under Section 2.17.
          (b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Purchaser or following any Purchaser having become the successor-in-interest to any Note Party and (ii) are attributable solely to acts of such Indemnitee.
          Section 11.5 Survival. Any indemnification or other protection provided to any Indemnitee pursuant to any Note Document (including pursuant to Section 2.17 (Taxes), Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) or this Section 11.5) shall (A) survive the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
          Section 11.6 Limitation of Liability for Certain Damages. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Holdings and each Issuer hereby waives, releases and agrees (and shall cause each other Note Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          Section 11.7 Noteholder-Issuer Relationship. The relationship between the Purchasers, on the one hand, and the Note Parties, on the other hand, is solely that of noteholder and issuer. No Purchaser has any fiduciary relationship or duty to any Note Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Purchasers and the Note Parties by virtue of, any Note Document or any transaction contemplated therein.
          Section 11.8 [Reserved.]
          Section 11.9 Sharing of Payments, Etc. If any Purchaser, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Note Party (whether voluntary, involuntary or through the exercise of any right of setoff) other than pursuant to 2.17 (Taxes) and such payment exceeds the amount such Purchaser would have been entitled to receive if all payments had gone to, and been distributed by, the Issuers in accordance with the provisions of the Note Documents, such Purchaser shall purchase for cash from other Purchasers such participations in their Obligations as necessary for such Purchaser to share such excess payment with such Purchasers to ensure such payment is applied as though it had been received by the Purchasers and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Issuers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Purchaser in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Purchaser without interest and (b) such Purchaser shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Purchaser were the direct creditor of the Issuers in the amount of such participation. For the avoidance of doubt, this Section 11.9 shall not apply to assignments and participations to the extent allowed under this Agreement.
          Section 11.10 [Reserved.]
          Section 11.11 Notices. (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) if to Holdings or any Issuer, to MedQuist, Inc. as Issuer Representative, Attention: Mark Sullivan, General Counsel, 1000 Bishops Gate Blvd., Suite 300, Mt. Laurel, New Jersey 08054, Tel: (856) 206-4210, Fax: (856) 206-4211, with copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, Attention: Marissa C. Wesely Tel: (212) 455-7173, Fax: (212) 455-2502, and (B) if to the Purchasers, then at the address specified opposite such Purchaser’s name on Schedule II or on the signature page of any applicable Assignment, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Purchasers prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Required Purchasers prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Purchasers in an appropriate location or (iv) addressed to such other address as shall be notified in writing in the case of the Issuers, Holdings and the Purchasers, to the other parties hereto.

Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System. Notwithstanding the foregoing, materials required to be delivered pursuant to Sections 6.1(b), 6.1(c) and 6.3 shall be deemed delivered to the Purchasers on the date on which Holdings or the Issuers cause such materials to be posted on the Internet at www.sec.gov or at such other website identified by the Issuer Representative in a written notice to the Purchasers and that is accessible by the Purchasers without charge.
          (b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to any Purchaser pursuant to Article 2 shall be effective until received by such Purchaser.
          Section 11.12 Electronic Transmissions. (a) Authorization. Subject to the provisions of Section 11.11(a), each of the Purchasers, the Issuers, and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Note Document and the transactions contemplated therein. Each of Holdings, each Issuer and each Purchaser hereby acknowledges and agrees, and Holdings and each Issuer shall cause each other Group Member to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
          (b) Signatures. Subject to the provisions of Section 11.11(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Note Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Purchaser and Note Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
          (c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 11.11 and this Section 11.12, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Purchasers and Group Members in connection with the use of such E-System.
          (d) Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Purchasers or any of their Related Persons warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Purchasers or any of their Related Persons in connection with any E-Systems or Electronic Communication, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Holdings, each Issuer and each Purchaser agrees (and Holdings and each Issuer shall cause each other Note Party to agree) that the Purchasers have no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
          Section 11.13 Governing Law. This Agreement, each other Note Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
          Section 11.14 Jurisdiction. (a) Submission to Jurisdiction. Any legal action or proceeding with respect to any Note Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of the Purchasers to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Purchasers determine that such action is necessary or appropriate to exercise its rights or remedies under the Note Documents. The parties hereto (and, to the extent set forth in any other Note Document, each other Note Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
          (b) Service of Process. Holdings and each Issuer (and, to the extent set forth in any other Note Document, each other Note Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Note Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Issuer Representative specified in Section 11.11 (and shall be effective when such mailing shall be effective, as provided therein). Holdings and each Issuer (and, to the extent set forth in any other Note Document, each other Note Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          Section 11.15 Waiver of Jury Trial. Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any Note Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into the Note Documents, as applicable, by the mutual waivers and certifications in this Section 11.15.
          Section 11.16 Severability. Any provision of any Note Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Note Document or any part of such provision in any other jurisdiction.
          Section 11.17 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
          Section 11.18 Entire Agreement. The Note Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Note Party and any of the Purchasers or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any other Note Document, the terms of this Agreement shall govern (unless such terms of such other Note Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).
          Section 11.19 Use of Name. Holdings and each Issuer agrees, and shall cause each other Note Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document required to be filed with any Governmental Authority under the securities laws) using the name, logo or otherwise referring to any Purchaser, without at least two (2) Business Days’ prior notice to such Purchaser and without the prior consent of such Purchaser except to the extent required to do so under applicable Requirements of Law.
          Section 11.20 Non-Public Information; Confidentiality. (a) Each Purchaser acknowledges and agrees that it may receive material non-public information hereunder concerning the Note Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and

Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).
          (b) Each Purchaser agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Note Document and designated in writing by any Note Party as confidential, except that such information may be disclosed (i) with the Issuer Representative’s consent, (ii) to Related Persons of such Purchaser that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Purchaser, as the case may be, on a non-confidential basis from a source other than any Note Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Note Parties consent to the publication of such tombstone or other advertising materials by the Purchasers or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify issuers, (vii) to current or prospective assignees, grantees of any option described in Section 11.2(f) or participants, direct or contractual counterparties to any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.20 and (viii) in connection with the exercise of any remedy or the enforcement of any right under any Note Document. In the event of any conflict between the terms of this Section 11.20 and those of any other Contractual Obligation entered into with any Note Party (whether or not a Note Document), the terms of this Section 11.20 shall govern.
          Section 11.21 Patriot Act Notice. Each Purchaser subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) (the “Patriot Act”) hereby notifies the Issuers that, pursuant to Section 326 thereof, such Purchaser is required to obtain, verify and record information that identifies each Issuer, including the name and address of such Issuer and other information allowing such Purchaser to identify such Issuer in accordance with such act.
ARTICLE 12
CROSS-GUARANTY
          Section 12.1 Cross-Guaranty. Each Issuer hereby agrees that such Issuer is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Purchasers and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Purchasers by each other Issuer (“Guaranteed Obligations”). Each Issuer agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Article 12 shall be absolute and unconditional, irrespective of, and unaffected by:

          (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Note Document or any other agreement, document or instrument to which any Issuer is or may become a party;
          (b) the absence of any action, against any Person other than such Issuer, to enforce this Agreement (including this Article 12) or any other Note Document or the waiver or consent by the Purchasers with respect to any of the provisions thereof;
          (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Purchasers in respect thereof (including the release of any such security);
          (d) the insolvency of any Note Party; or
          (e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
Each Issuer shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations.
          Section 12.2 Waivers by Issuers. Each Issuer expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Purchasers to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Note Party, any other party or against any security for the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Issuer. It is agreed among each Issuer, the Purchasers that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Note Documents and that, but for the provisions of this Article 12 and such waivers, the Purchasers would decline to enter into this Agreement.
          Section 12.3 Benefit of Guaranty. Each Issuer agrees that the provisions of this Article 12 are for the benefit of the Purchasers and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Issuer and the Purchasers, the obligations of such other Issuer under the Note Documents.
          Section 12.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Note Document, and except as set forth in Section 12.7, each Issuer hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are paid in full in cash and the applicable preference period has passed. Each Issuer acknowledges and agrees that this subordination is intended to benefit the Purchasers and shall not limit or otherwise affect such Issuer’s liability hereunder or the enforceability of this Article 12, and that the Purchasers and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

          Section 12.5 Election of Remedies. If, in the exercise of any of its rights and remedies, any Purchaser shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Issuer or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Issuer hereby consents to such action by the Purchaser and waives any claim based upon such action, even if such action by the Purchaser shall result in a full or partial loss of any rights of subrogation that such Issuer might otherwise have had but for such action by the Purchaser. Any election of remedies that results in the denial or impairment of the right of any Purchaser to seek a deficiency judgment against any Issuer shall not impair any other Issuer’s obligation to pay the full amount of the Obligations.
          Section 12.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Issuer’s liability under this Article 12 (which liability is in any event in addition to amounts for which such Issuer is primarily liable under Article 2) shall be limited to an amount not to exceed as of any date of determination the greater of:
          (a) the net amount of proceeds of the issuance of Notes received by any other Issuer under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Issuer; and
          (b) the amount that could be claimed by the Purchasers from such Issuer under this Article 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Issuer’s right of contribution and indemnification from each other Issuer under Section 12.7.
          Section 12.7 Contribution with Respect to Guaranty Obligations.
          (a) To the extent that any Issuer shall make a payment under this Article 12 of all or any of the Obligations (other than the proceeds of Notes received directly by such Issuer for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Issuer, exceeds the amount that such Issuer would otherwise have paid if each Issuer had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Issuer’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Issuers as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Obligations, termination of the Commitments and the passage of the applicable preference period, such Issuer shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Issuer for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
          (b) As of any date of determination, the “Allocable Amount” of any Issuer shall be equal to the maximum amount of the claim that could then be recovered from such Issuer under this Article 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

          (c) This Section 12.7 is intended only to define the relative rights of the Issuers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of the Issuers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section 12.7 shall limit the liability of any Issuer to pay the Notes to such Issuer and accrued interest, Fees and expenses with respect thereto for which such Issuer shall be primarily liable.
          (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Issuers to which such contribution and indemnification is owing.
          (e) The rights of the indemnifying Issuers against other Note Parties under this Section 12.7 shall be exercisable upon the full and payment of the Obligations, the termination of the Commitments and the passage of the applicable preference period.
          Section 12.8 Liability Cumulative. The liability of the Issuers under this Article 12 is in addition to and shall be cumulative with all liabilities of each Issuer to the Purchasers under this Agreement and the other Note Documents to which such Issuer is a party or in respect of any Obligations or obligation of the other Issuers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
          Section 12.9 Subordination. This Agreement and the rights and obligations evidenced hereby are subordinate to the Senior Loan Obligations in the manner and to the extent set forth in the Subordination Agreement.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CBAY INC. AS ISSUER
By:	/s/ Clyde Swoger
	Name:	Clyde Swoger
	Title:	Chief Financial Officer

MEDQUIST INC. AS ISSUER
By:	/s/ Mark Sullivan
	Name:	Mark Sullivan
	Title:	General Counsel

MEDQUIST TRANSCRIPTIONS, LTD. AS ISSUER
By:	/s/ Mark Sullivan
	Name:	Mark Sullivan
	Title:	General Counsel

CBAYSYSTEMS HOLDINGS LIMITED AS HOLDINGS
By:	/s/ Clyde Swoger
	Name:	Clyde Swoger
	Title:	Chief Financial Officer

PURCHASERS: BLACKROCK KELSO CAPITAL CORPORATION,

By:	BLACKROCK KELSO CAPITAL ADVISORS LLC, its Investment Manager, as Purchaser

By:	/s/ Michael B. Lazar
	Name:	Michael B. Lazar
	Title:	Chief Operating Officer

PENNNANTPARK INVESTMENT CORPORATION, as Purchaser
By:	PennantPark Investment Advisers, LLC

By:	/s/ Arthur Penn
	Name:	Arthur Penn
	Title:	Chief Executive Officer

CITIBANK, N.A., as Purchaser
By:	/s/ Michael Girondo
	Name:	Michael Girondo
Title Vice President

THL CREDIT, INC., as Purchaser
By:	/s/ Hunter Stropp
	Name:	Hunter Stropp
	Title:	Co-President

Signature Page to Senior Subordinated Note Purchase Agreement

SCHEDULE I
Commitments

Purchaser	Commitment
BlackRock Kelso Capital Corporation	$43,000,000
PennantPark Investment Corporation	$19,000,000
Citibank, N.A.	$17,000,000
THL Credit, Inc.	$6,000,000